UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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CSS Industries, Inc.

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CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

The 2010 Annual Meeting of Stockholders of CSS Industries, Inc. (“CSS”) will be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania, on Tuesday, August 3, 2010, at 9:30 a.m. local time.

At our Annual Meeting, we will ask you to:

1. Elect a board of seven directors;

2.	Ratify the selection of KPMG LLP as the independent registered public accounting firm for CSS and its subsidiaries for the fiscal year ending March 31, 2011; and

3. Transact any other business that may properly be presented at the Annual Meeting.

If you were a stockholder of record at the close of business on June 7, 2010, you may vote at the Annual Meeting.

By order of the board of directors,

MICHAEL A. SANTIVASCI
Secretary

Philadelphia, Pennsylvania
June 22, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 3, 2010:

The Notice of the CSS Industries, Inc. Annual Meeting of Stockholders to be held on August 3, 2010, the Proxy Statement for that meeting and the CSS Industries, Inc. Annual Report for the fiscal year ended March 31, 2010 are available on the Internet at https://materials.proxyvote.com/125906.

We hope that you will attend the Annual Meeting.  Whether or not you plan to attend the meeting, we encourage you to complete, sign and return the enclosed proxy card in the envelope provided.

CSS INDUSTRIES, INC.

PROXY STATEMENT
2010 Annual Meeting of Stockholders

CSS INDUSTRIES, INC.

1845 Walnut Street
Philadelphia, Pennsylvania 19103

PROXY STATEMENT
2010 Annual Meeting of Stockholders

WHY YOU RECEIVED THIS PROXY STATEMENT

You received this proxy statement because the board of directors of CSS Industries, Inc. (“CSS”, “we”, “us”, “our”) is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (“Meeting”) to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, Pennsylvania on Tuesday, August 3, 2010 at 9:30 a.m. local time. This proxy statement provides information regarding the matters to be presented at the Meeting. You may vote in one of two ways: (i) in person, by attending the Meeting and casting your vote, or (ii) by proxy, by completing, signing and returning the enclosed proxy card. Beginning on or about June 22, 2010, we are sending this Proxy Statement and the accompanying form of Proxy to stockholders of record at the close of business on June 7, 2010.

WHO CAN VOTE

Stockholders of record at the close of business on June 7, 2010 may vote at the Meeting. On the record date, 9,683,549 shares of CSS common stock, par value $0.10 per share, were outstanding. Each share of common stock is entitled to one vote on any matter that is properly presented at the Meeting.

WHO WILL PAY THE COSTS OF THIS PROXY SOLICITATION

We are paying for this solicitation of proxies. In addition to this mailing, proxies may be solicited by telephone by officers, directors or employees of CSS and its affiliated companies, who will not receive payment specifically for these services. We reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding solicitation material to the beneficial owners of shares of CSS common stock.

HOW TO BE PART OF AN EFFECTIVE VOTE

In order to have an effective vote on any matter at the Meeting, there must be a quorum. A quorum exists when the holders of a majority of the shares entitled to vote are present in person or represented by proxy. Based on the number of shares of CSS common stock outstanding on the record date, the holders of 4,841,775 shares of CSS common stock are required to be present in person or represented by proxy in order to have a quorum at the Meeting. Directors will be elected by a plurality of the votes cast at the Meeting. This means that the seven nominees receiving the most votes will be elected as directors. Approval of any other matter to be voted on at the Meeting requires the affirmative vote of the holders of a majority of the shares present either in person or represented by proxy.

Abstentions may not be specified for the election of directors. An abstention on any other matters to be voted on at the Meeting will have the same effect as a vote against, while a “broker non-vote” will not be counted on such matters. A “broker non-vote” occurs when a nominee (such as a broker) does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

You may vote at the Meeting by attending in person and submitting a ballot or by properly completing and submitting the enclosed proxy card. The shares represented by each properly completed proxy card will be voted at the Meeting in accordance with each stockholder’s instructions. If you do not indicate on the proxy card how you wish to have your shares voted, the shares will be voted as recommended by the CSS board of directors (the “Board”). If any additional matters are properly presented at the Meeting, the proxy holders will vote in their discretion. This authority is given to the proxy holders in the enclosed form of proxy.

HOW YOU MAY REVOKE YOUR PROXY

You may revoke your proxy at any time before the vote is taken at the Meeting by filing with the Secretary of CSS a written revocation or another form of proxy bearing a date later than the date of the proxy that you submitted previously. You also may revoke your proxy by attending the Meeting and voting in person. Your attendance at the Meeting will not in and of itself constitute revocation of a proxy if you do not file a written revocation, submit a later-dated proxy or vote in person.

Your vote is important. We therefore encourage you to complete, sign and return the accompanying proxy card whether or not you plan to attend the Meeting.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently has eight members. One current director, Leonard E. Grossman, is ineligible to stand for re-election because of an age limitation provision in our bylaws and is retiring from membership on our Board effective August 3, 2010. Upon the recommendation of our Board’s Nominating and Governance Committee, our Board has determined to reduce the size of our board of directors to seven members, as permitted by our bylaws, and it has nominated for election as directors the individuals listed below, all of whom are presently members of our Board. Directors who are elected will hold office until our 2011 Annual Meeting of Stockholders and until the election and qualification of their respective successors.

Our Board believes all of the nominees possess the experience, qualifications, attributes and skills to provide significant value to CSS. Below we provide information about the nominees for election to our Board, including information about each nominee’s specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve on our Board. Ages are stated as of the date of the 2010 Annual Meeting of Stockholders.

Scott A. Beaumont	Mr. Beaumont, 57, has been Chairman and Chief Executive Officer of Sugartown Worldwide, Inc., of which he is a Co-founder, since 1993. Sugartown Worldwide, Inc. is a designer, marketer and distributor of apparel, accessories and home fashions under the Lilly Pulitzer® trademark. He has served as one of our directors since 2005. The Board concluded that Mr. Beaumont should serve as a director on our Board in light of his extensive knowledge of the design, sourcing, distribution and sale of consumer products, and his significant leadership position as Chairman and Chief Executive Officer of consumer products company Sugartown Worldwide, Inc.

James H. Bromley	Mr. Bromley, 72, as President and owner of Bromley Consulting Services, Inc., has been an independent consultant since 1996. From September 1996 to December 1997, he served as Chairman of our former Direct Mail Business Products Group and Vice Chairman of Rapidforms, Inc., formerly a subsidiary of CSS. He has served as one of our directors since 1989. The Board concluded that Mr. Bromley should serve as a director on our Board in light of his financial and corporate strategic planning expertise and his significant prior experience in leadership positions, including formerly serving as Chief Executive Officer of one of our former subsidiaries, Rapidforms, Inc.

Jack Farber	Mr. Farber, 77, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978. The Board concluded that Mr. Farber should serve as a director on our Board, and as its Chairman, in light of his exceptional financial, strategic planning, mergers and acquisition and leadership experience, his detailed knowledge and extensive experience as our former President and Chief Executive Officer, his current and prior service on the boards of directors of numerous for-profit and non-profit organizations, and his entrepreneurial expertise.

John J. Gavin	Mr. Gavin, 54, has been an operating partner of LLR Partners Inc., a private equity firm, since April 2010. He served as Vice Chairman and as a director of DBM, Inc., an international career and transitions management firm, from 2006 until March 2010. During 2006, he also served as President and Chief Executive Officer of DBM, Inc. Prior to that, Mr. Gavin served as President, Chief Operating Officer and as a director of Right Management Consultants, Inc., a human resources and career management consulting firm, from January 1999 to January 2004. Mr. Gavin currently serves on the board of directors of Dollar Financial Corp., a financial services company, and Interline Brands, Inc., a distributor of maintenance, repair and operating products. He served on the board of directors of Opinion Research Corporation, a provider of health and demographic research, from 2000 to 2005. He has served as one of our directors since 2007. The Board concluded that Mr. Gavin should serve as a director on our Board in light of his expertise with financial, accounting, strategic planning, mergers and acquisitions, human resources and career management matters, his prior experience serving as the President and Chief Operating Officer of an international human resources company, Right Management Consultants, Inc., his current and prior service on the boards of directors of other publicly-held and private companies, including his experience serving on the audit committees of publicly-held companies Dollar Financial Corp., where he previously served on the audit committee, and Interline Brands, Inc., where he currently serves on the audit committee.

James E. Ksansnak	Mr. Ksansnak, 70, has been Chairman of the Board and a director of Tasty Baking Company, a baker of snack cakes, pies and related products, since May 2003. He served as Vice Chairman of ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel, from May 1997 to February 2001 and currently serves on its board of directors. Mr. Ksansnak has served as one of our directors since 1988. The Board concluded that Mr. Ksansnak should serve as a director on our Board in light of his extensive financial, accounting, sourcing, distribution and operations expertise, his current and prior service on the boards of directors of other publicly-held and private companies, including his current service as the Chairman of the Board of Directors of publicly-held consumer products company Tasty Baking Company, and his prior corporate leadership position at a formerly publicly-held, and currently privately-held, multinational services company, ARAMARK Corporation.

Rebecca C. Matthias	Ms. Matthias, 57, served as President of Destination Maternity Corporation, a designer and retailer of maternity apparel, from 1982 until May 2010. She has been a director of Destination Maternity Corporation since 1982, and she has served as its Chief Creative Officer since May 2007. She served as Chief Operating Officer of Destination Maternity Corporation from January 1993 until May 2007. From 2004 to 2006, she served on the board of directors of Russell Corporation, an athletic and sporting goods company. Ms. Matthias has served as one of our directors since 2003. The Board concluded that Ms. Matthias should serve as a director on our Board in light of her significant leadership experience as the President of a publicly-held company, Destination Maternity Corporation, and her extensive knowledge of the design, sourcing, distribution and sale of consumer products.

Christopher J. Munyan	Mr. Munyan, 45, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From

November 1999 until October 2005, Mr. Munyan served as President of Berwick Offray LLC (“Berwick Offray”), a subsidiary of CSS, and he has been serving as interim President of Berwick Offray and Cleo Inc (“Cleo”), a subsidiary of CSS, since June 1, 2010. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President — Finance and Administration. Mr. Munyan has served as one of our directors since 2006. The Board concluded that Mr. Munyan should serve as a director on our Board in light of his intimate knowledge of CSS as its President and Chief Executive Officer and as the former President of one of our current operating subsidiaries, Berwick Offray, and his significant management and leadership skills.

Our Board believes that all of the above-listed nominees will be able to serve as directors. However, if this should not be the case, the proxies may be voted for one or more substitute nominees, to be designated by the Board, or the Board may take actions to reduce the number of directors, in each case, after considering the recommendation of its Nominating and Governance Committee.

OUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINEES LISTED ABOVE.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

At the Meeting, our stockholders will vote on a proposal to ratify the selection by the Audit Committee of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending March 31, 2011. Although the submission to our stockholders of the selection of KPMG is not required by law or our bylaws, the Audit Committee believes it is appropriate to submit this matter to our stockholders to enable our stockholders to express their views with regard to the Audit Committee’s selection.

The vote on this matter is advisory. Our Audit Committee retains the sole authority to select and replace our independent registered public accounting firm at any time. If our stockholders do not ratify the selection of KPMG, the Audit Committee may reconsider whether or not to retain KPMG, but still may retain KPMG. Even if our stockholders ratify the selection of KPMG, our Audit Committee retains the authority to select another firm to serve as our independent registered public accounting firm, if it believes that it would be in the best interests of our stockholders to do so.

OUR BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2011.

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, THEIR FEES AND
THEIR ATTENDANCE AT THE ANNUAL MEETING

The Audit Committee of the Board engaged KPMG as CSS’ independent registered public accountants to audit our financial statements for our fiscal year ended March 31, 2010. We expect representatives of KPMG to attend the Meeting. These representatives will be given an opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions from our stockholders.

The audit fees billed by KPMG for each of our fiscal years ended March 31, 2010 and March 31, 2009, and fees billed by KPMG for other services in each of those fiscal years, were as follows:

Type of Fee	2010	2009

Audit Fees	$870,000	$1,025,000
Audit-Related Fees	—	12,000
Tax Fees	94,774	75,840
All Other Fees	—	—

	$964,774	$1,112,840

Audit Fees

Audit fees were paid for the audit of CSS’ annual consolidated financial statements, the audit of CSS’ internal control over financial reporting, and the reviews of CSS’ consolidated financial statements included in CSS’ Quarterly Reports on Form 10-Q.

Audit-Related Fees

Audit-related fees of $12,000 were paid in fiscal 2009 for services performed in connection with KPMG providing a consent allowing incorporation by reference of its opinions on CSS’ fiscal 2008 financial statements into an S-3 registration statement filed by CSS during fiscal 2009.

Tax Fees

Tax fees of $94,774 and $75,840 were paid for tax compliance and tax consulting in fiscal 2010 and 2009, respectively. Such compliance services included assistance with tax return preparation.

All Other Fees

There were no fees paid in 2010 or 2009 for products and services provided by KPMG other than the services referred to above.

AUDIT COMMITTEE REPORT

Management is responsible for the preparation of CSS’ consolidated financial statements, maintaining effective internal control over financial reporting, compliance with laws and regulations and ethical business conduct. The independent registered public accounting firm is responsible for performing an independent audit of CSS’ consolidated financial statements in accordance with applicable auditing standards and for expressing an opinion on whether those financial statements present fairly in all material respects the financial position, results of operations and cash flows of CSS, in conformity with United States generally accepted accounting principles. The independent registered public accounting firm is also responsible for performing an audit (in accordance with applicable auditing standards) of, and expressing an opinion on the effectiveness of, CSS’ internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has reviewed and discussed with management the audited consolidated financial statements of CSS, and management has represented to the Audit Committee that these financial statements were prepared in accordance with United States generally accepted accounting principles. The Audit Committee has also discussed the audited consolidated financial statements with the independent registered public accounting firm, and the Audit Committee has discussed with that firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has also discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee has met with CSS’ internal audit staff and its independent registered public accounting firm, with and without management present, and discussed the results of their examinations, their evaluations of CSS’ internal controls, and the quality of CSS’ financial reporting. The Audit Committee has considered the results of management’s assessment of, and the results of the independent registered public accounting firm’s audit of, the effectiveness of CSS’ internal control over financial reporting, and the Audit Committee has held discussions with management and the independent registered public accounting firm concerning such results.

Based upon the Audit Committee’s review of the audited consolidated financial statements and the results of its discussions with management, internal audit staff and the independent registered public accounting firm described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the United States Securities and Exchange Commission (“SEC”).

AUDIT COMMITTEE
Leonard E. Grossman, Chairman
John J. Gavin
James E. Ksansnak

OUR EXECUTIVE OFFICERS

Our executive officers are elected or designated annually by the Board to serve until their successors are elected and qualified or until their earlier resignation or removal. Our current executive officers are listed below. Ages are stated as of the date of our 2010 Annual Meeting of Stockholders.

Jack Farber	Mr. Farber, 77, has been our Chairman since 1979. From 1979 to May 1999, he was also our President and Chief Executive Officer. Mr. Farber has served as one of our directors since 1978.

Donald R. French	Mr. French, 61, has served as President of our C.R. Gibson, LLC business since December 2007. From September 2003 until December 2007, he served as Vice President — Marketing of our Paper Magic Group, Inc. (“Paper Magic”) business. Prior to that, he served as Director of Marketing of Paper Magic from April 1999 until September 2003.

William G. Kiesling	Mr. Kiesling, 47, has been our Vice President — Legal and Human Resources and General Counsel since August 2006. He served as our Vice President and General Counsel from August 2005 until August 2006. From February 1995 to July 2005, Mr. Kiesling served in various legal capacities, including Vice President and Associate General Counsel, with ARAMARK Corporation, a provider of food, hospitality and facility management services and uniform and work apparel.

Christopher J. Munyan	Mr. Munyan, 45, has been our President and Chief Executive Officer since July 2006. He served as our Executive Vice President and Chief Operating Officer from October 2005 until June 2006. From November 1999 until October 2005, Mr. Munyan served as President of our Berwick Offray business, and he has been serving as interim President of Berwick Offray and Cleo since June 1, 2010. From 1993 to November 1999, Mr. Munyan served Berwick Offray in various capacities, including Senior Vice President — Finance and Administration. Mr. Munyan has served as one of our directors since April 2006.

Vincent A. Paccapaniccia	Mr. Paccapaniccia, 52, has been our Vice President — Finance and Chief Financial Officer since March 31, 2010. He served as Chief Financial Officer of ICT Group, Inc. (“ICT”), a provider of customer management and business process outsourcing solutions, from August 1998 until February 2010. He also served as ICT’s Executive Vice President, Finance and Administration from January 2003 until February 2010. From July 1998 until January 2003, Mr. Paccapaniccia served as ICT’s Senior Vice President, Finance. He served as ICT’s Vice President of Finance from January 1996 to July 1998. Prior to being acquired by another company in February 2010, ICT was a NASDAQ-listed company with approximately 18,000 employees and annual revenues in excess of $400 million.

Paul Quick	Mr. Quick, 49, has been President of our Paper Magic business since September 2008. From 1983 to 2008, he served in various capacities with Hallmark Cards, Incorporated (“Hallmark”), a designer, producer and seller of greeting cards, party supplies, gifts, wrapping paper and other consumer products, most recently as Vice President and General Manager — Walgreens Team from July 2006 until June 2008. Prior to that, from June 2000 to June 2006, he served as President of Hallmark’s Image Arts, Inc. subsidiary, a designer, producer and seller of greeting cards.

Clifford E. Pietrafitta, who previously served as our Vice President — Finance and Chief Financial Officer, resigned on March 30, 2010. Scott M. Shea, who previously served as President of our Berwick Offray business and of our Cleo business, resigned from such position on June 1, 2010, and his last day of employment with us was June 11, 2010.

OWNERSHIP OF CSS COMMON STOCK

The following table lists all persons who we know to beneficially own at least five percent of our common stock as of June 7, 2010, unless otherwise noted. The table also shows, as of that date, the beneficial ownership of our common stock by each of our current directors, each of the executive officers listed in the Summary Compensation Table on page 31 and all directors and executive officers as a group.

	Number
	of Shares		Percent
	Beneficially		of
Beneficial Owner	Owned(1)		Class(2)

T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc.	1,472,000	(3)	15.2%
Royce & Associates, LLC	1,250,736	(4)	12.9%
Dimensional Fund Advisors LP.	885,573	(5)	9.1%
Ellen B. Farber	581,501	(6)	6.0%
Scott A. Beaumont	12,000	(7)	*
James H. Bromley	195,738	(8)	2.0%
Jack Farber	673,847	(9)	7.0%
John J. Gavin	3,600	(10)	*
Leonard E. Grossman	149,345	(11)	1.5%
William G. Kiesling	75,871	(12)	*
James E. Ksansnak	82,834	(13)	*
Rebecca C. Matthias	25,000	(14)	*
Christopher J. Munyan	226,187	(15)	2.3%
Vincent A. Paccapaniccia	—		*
Clifford E. Pietrafitta	35,150	(16)	*
Paul Quick	4,240	(17)	*
Scott M. Shea	32,676	(18)	*
All directors and executive officers of CSS as a group (twelve (12) persons, including the individuals named above)	1,418,705	(19)	14.1%

*	denotes that ownership is less than 1 percent of the class.

(1)	“Beneficial ownership” is determined in accordance with SEC regulations. Therefore, the table lists all shares as to which a person listed has or shares voting power or investment power. In addition, shares issuable upon the exercise of outstanding stock options exercisable at June 7, 2010 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage beneficial ownership of any other person. Unless otherwise indicated, each person has the sole power to vote, and sole investment power over, the shares listed as beneficially owned by such person.

(2)	This percentage is calculated based upon a total of 9,683,549 shares of CSS common stock outstanding at June 7, 2010.

(3)	This information is as of December 31, 2009 and is derived from Schedule 13G filed with the SEC on February 12, 2010 by T. Rowe Price Associates, Inc. (“Price Associates”) and T. Rowe Price Small-Cap Value Fund, Inc. (“Price Fund”). Price Associates and Price Fund are located at 100 E. Pratt Street, Baltimore, MD 21202. Price Associates is an investment advisor registered under the Investment Advisors Act of 1940, and Price Fund is an investment company registered under the Investment Company Act of 1940. Price Associates has advised us that the shares shown in the table are owned by various individual and institutional investors including Price Fund (which owns and has sole voting power over 974,000 of the shares shown in the table) which Price Associates serves as investment advisor with power to direct investments and/or sole power to vote the securities. Price Associates has disclosed that it has sole investment power over all of the shares shown in the table and sole voting power over 470,100 of such shares. Individual and/or institutional investors which Price Associates serves as investment advisor have voting power over 27,900 of the shares shown in the table. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of the shares shown in the table; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares.

(4)	This information is as of March 31, 2010 and is derived from Form 13F filed with the SEC on May 17, 2010. Royce & Associates, LLC (“Royce”) is located at 745 Fifth Avenue, New York, NY 10151. Royce has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940.

(5)	This information is as of December 31, 2009 and is derived from Schedule 13G filed with the SEC on February 8, 2010. Dimensional Fund Advisors LP (“Dimensional”) is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746. Dimensional has disclosed that it is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses sole voting power as to 862,403 of the shares shown in the table. Dimensional expressly disclaims that it is the beneficial owner of such shares other than for purposes of Section 13(d) of the Securities Exchange Act of 1934.

(6)	Ellen B. Farber, Mr. Farber’s daughter, has a business address at 801 Cassatt Road, Suite 111, Berwyn, PA 19312. Ms. Farber owns 83,667 shares directly. In addition, the shares shown in the table include the following: 300,000 shares held by Delv, L.P. (the “Delv Partnership”); 66,457 shares held by BLK Investments L.P. (“BLK”); and 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation, the members, officers and directors of which are Ms. Farber, her mother, her father and her brother. Ms. Farber has sole voting and investment power over the shares owned by the Delv Partnership in her capacity as the sole director, president, treasurer and secretary of Delv, Inc. (“Delv General Partner”), the general partner of the Delv Partnership. One-half of the outstanding common stock of the Delv General Partner is owned by each of two trusts, for which Ms. Farber serves as the sole trustee. Ms. Farber has sole voting and investment power over the shares owned by the Farber Family Foundation, Inc. As a matter of policy, the Farber Family Foundation, Inc. will not vote the shares of common stock that it owns. Ms. Farber has voting and investment power over the shares held by BLK in her capacity as the sole trustee of a trust that serves as the sole general partner of BLK. Ms. Farber disclaims beneficial ownership of all shares held by the Farber Family Foundation, Inc., the Delv Partnership and BLK to the extent that she does not have a pecuniary interest in them.

(7)	The shares shown in the table include options to purchase 10,500 shares of common stock.

(8)	The shares shown in the table include options to purchase 42,000 shares of common stock.

(9)	The shares shown in the table include 230,746 shares held by a revocable trust for the benefit of Mr. Farber for which Mr. Farber is trustee and holds the power of revocation; 151,042 shares held by a revocable trust for the benefit of Vivian Farber, Mr. Farber’s spouse, as to which Vivian Farber is trustee and holds the power of revocation; and 200,000 shares held by certain annuity trusts for which Vivian Farber is the sole trustee. In addition, among the shares beneficially owned by Mr. Farber are 60,383 shares of common stock owned by a trust for the benefit of Mr. Farber’s son, for which Mr. Farber serves as co-trustee with his son; and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber and Munyan are the members and, together with Mr. Kiesling, the directors. Not included in the number of shares beneficially owned by Mr. Farber are 131,377 shares held by the Farber Family Foundation, Inc., a charitable foundation for which the members, directors and officers are Mr. Farber, his wife, his daughter and his son. Mr. Farber’s daughter, Ellen B. Farber, has sole voting and investment power over these shares. As a matter of policy, the Farber Foundation and the Farber Family Foundation, Inc. will not vote the shares of common stock that they own. Mr. Farber disclaims beneficial ownership of all shares owned directly or beneficially by the Farber Foundation, the Farber Family Foundation, Inc. and the trusts for the benefit of his family members.

(10)	The shares shown in the table include options to purchase 3,000 shares of common stock.

(11)	The shares shown in the table include options to purchase 42,000 shares of common stock.

(12)	The shares shown in the table include options to purchase 42,195 shares of common stock. The shares shown in the table also include 31,676 shares held by the Farber Foundation, a charitable foundation for which

Messrs. Farber, Kiesling and Munyan are the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Kiesling disclaims beneficial ownership of the shares owned by the Farber Foundation.

(13)	The shares shown in the table include options to purchase 24,000 shares of common stock and 58,834 shares owned by a revocable trust for the benefit of Mr. Ksansnak for which Mr. Ksansnak holds the power of revocation.

(14)	The shares shown in the table include 1,000 shares owned jointly by Ms. Matthias and her spouse and options to purchase 24,000 shares of common stock.

(15)	The shares shown in the table include options to purchase 167,465 shares of common stock and 31,676 shares held by the Farber Foundation, a charitable foundation for which Messrs. Farber and Munyan are the members and, together with Mr. Kiesling, the directors. As a matter of policy, the Farber Foundation will not vote the shares of common stock that it owns. Mr. Munyan disclaims beneficial ownership of the shares held by the Farber Foundation.

(16)	The shares shown in the table include options to purchase 35,150 shares of common stock.

(17)	The shares shown in the table include options to purchase 4,240 shares of common stock.

(18)	The shares shown in the table are as of June 11, 2010. Four thousand of the shares held by Mr. Shea are held in an account with a financial institution, the holdings of which serve as collateral security for a loan extended to Mr. Shea.

(19)	The shares shown in the table include options to purchase a total of 385,858 shares of common stock and do not include any shares beneficially owned by Messrs. Pietrafitta and Shea.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER CSS’ EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2010 about CSS’ 1994 Equity Compensation Plan (the “1994 Stock Plan”), 1995 Stock Option Plan for Non-Employee Directors (the “1995 Stock Plan”), 2000 Stock Option Plan for Non-Employee Directors (“2000 Stock Plan”), 2004 Equity Compensation Plan (“2004 Stock Plan”) and 2006 Stock Option Plan for Non-Employee Directors (“2006 Stock Plan”), which are CSS’ only equity compensation plans under which stock options and other equity grants are currently outstanding. Each of these plans was approved previously by the stockholders of CSS.

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities	Weighted-	Remaining Available
	to be Issued	Average	for
	Upon	Exercise Price	Future Issuance
	Exercise of	of	Under Equity
	Outstanding	Outstanding	Compensation
Plan Category	Options(1)	Options(2)	Plans(3)

Equity compensation plans approved by security holders	1,249,833	$27.96	1,226,669
Equity compensation plans not approved by security holders	—	—	—

Total	1,249,833	$27.96	1,226,669

(1)	Includes 112,570 restricted stock units (“RSUs”) that are subject to service-based vesting conditions and 15,600 RSUs that are subject to performance-based vesting conditions.

(2)	The RSUs described in footnote 1 above were disregarded in calculating the weighted average exercise price of outstanding options.

(3)	The amount shown in this column is net of the RSUs described in footnote 1 above.

CORPORATE GOVERNANCE

Board Meetings; Director Attendance at Annual Meeting of Stockholders

The Board held six meetings during our past fiscal year. The Board does not have a formal policy concerning attendance by members of the Board at our Annual Meeting of Stockholders but encourages all directors to attend. All of the members of the Board attended our 2009 Annual Meeting of Stockholders.

Board Committees; Committee Membership; Committee Meetings

CSS has an Audit Committee, a Human Resources Committee, a Nominating and Governance Committee, an Executive Committee and two committees with the same membership that administer the 1995 Stock Plan and the 2000 Stock Plan, respectively. The Human Resources Committee performs the functions typically performed by a compensation committee. The following table shows the current committee membership and the number of meetings that each committee held during the fiscal year ended March 31, 2010.

Nominating
			and		1995 Stock Plan and
Director	Audit	Human Resources	Governance	Executive	2000 Stock Plan
Name	Committee	Committee	Committee	Committee	Committees

Scott A. Beaumont			•
James H. Bromley		▲	•	•
Jack Farber				▲	•
John J. Gavin	•	•
Leonard E. Grossman	▲			•
James E. Ksansnak	•	•
Rebecca C. Matthias		•	▲
Christopher J. Munyan					•
Number of Meetings in 2010 Fiscal Year	8	4	2	2	0

•	denotes Committee member.

▲	denotes Committee member and chairman.

Committee Charters; Corporate Governance Principles; and Other Corporate Governance Documents

The Audit Committee, Human Resources Committee and Nominating and Governance Committee each operate under a written charter adopted by the Board. Each of these charters and each of the documents listed below are available in print to any stockholder who requests it:

•	CSS Corporate Governance Principles (including categorical standards for the determination of director independence)

•	CSS Code of Ethics and Internal Disclosure Procedures

•	CSS Code of Business Conduct and Ethics for our Directors

In addition, you may access the charters and documents listed above on our website at www.cssindustries.com/investors. This and all other references in this proxy statement to our website are intended to be inactive textual references only.

Audit Committee

The Audit Committee oversees the integrity of CSS’ financial statements, has sole authority to retain, compensate, terminate, oversee and evaluate the independent auditors, and reviews and approves in advance all audit and lawfully permitted non-audit services performed by the independent auditors, subject to the pre-approval policy described below. In addition, the Audit Committee reviews and discusses with management and the independent auditors the annual audited financial statements and quarterly financial statements included in CSS’ filings with the SEC; oversees CSS’ compliance with legal and regulatory requirements; oversees the organizational structure of, and the activities and qualifications of the persons performing, CSS’ internal audit function; and meets separately with the independent auditors and CSS’ own internal auditors as often as deemed necessary or appropriate by the Audit Committee. The Audit Committee also oversees CSS’ internal control over financial reporting and periodically discusses with management CSS’ risks relating to financial reporting, pending and threatened litigation and legal compliance matters, and the steps that management has taken to assess, monitor and address such risks.

The annual audit services engagement terms are subject to specific pre-approval of the Audit Committee. The Audit Committee has adopted a pre-approval policy relating to non-audit services that may be performed by our independent auditors. The services can be pre-approved by the Audit Committee or by any member or members of the Audit Committee, provided that no member has authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $50,000 for such service and no two members have authority to approve any non-audit service that is expected to result in fees during any fiscal year of over $100,000 for such service. Any approval by one or two members is reported to the Audit Committee, for informational purposes, at its next regular meeting following such approval.

In addition, the Audit Committee may pre-approve, on an annual basis, non-audit services that are described in sufficient detail so that the Audit Committee knows precisely what services it is being asked to pre-approve and can make a well-reasoned assessment of the impact of those services on CSS’ outside auditor’s independence.

Our Board has determined that Messrs. Gavin, Grossman and Ksansnak each meet the criteria of an “audit committee financial expert” as that term is defined in SEC regulations. Each Audit Committee member is also independent as determined in accordance with applicable SEC and NYSE rules.

You may contact CSS’ Audit Committee to report complaints about CSS’ accounting, internal accounting controls or auditing matters by writing to the following address: Audit Committee, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. You can report your concerns to the Audit Committee anonymously or confidentially.

Human Resources Committee

The Human Resources Committee has responsibility and authority to review, modify and approve CSS’ corporate goals and objectives relevant to compensation of the chief executive officer and other CSS executive officers; review, modify and approve the structure of CSS’ executive compensation; evaluate the compensation (and performance relative to compensation) of the chief executive officer; determine the amounts and individual elements of total compensation for the chief executive officer; evaluate (in conjunction with the chief executive officer) and approve the compensation (and performance relative to compensation) of all other CSS executive officers and those employees of CSS and its subsidiaries having an annual base salary in excess of a threshold amount determined by the Committee (presently $200,000) and approve the individual elements of total compensation for such employees.

In addition, the Human Resources Committee has responsibility and authority to evaluate CSS’ compensation policies for officers and senior management; evaluate and make recommendations to the Board with respect to the terms and administration of CSS’ annual and long-term incentive compensation plans and equity-based plans; evaluate and approve significant changes to CSS’ employee benefit programs; approve revisions to the Company’s executive salary range structure and salary increase guidelines; make grants under and administer the 2004 Stock Plan; and administer grants previously made under the 1994 Stock Plan.

It has been the practice of the Human Resources Committee to make executive compensation determinations at meetings held periodically over the course of a fiscal year. At meetings held early in the fiscal year, the Human Resources Committee evaluates the prior fiscal year’s performance of CSS’ executive officers, including its chief executive officer; determines annual base salaries for the current fiscal year for CSS’ chief executive officer and its other executive officers; determines the extent to which the prior year’s awards under our Management Incentive Program (“MIP”) have been earned, determines the type and amount of available awards under our MIP for the ensuing fiscal year and sets performance objectives for such awards; and determines the form and amount of long-term incentive awards. The Human Resources Committee also meets periodically to review CSS’ compensation programs and practices and to evaluate whether it would be in the best interest of CSS to make changes to those programs and practices.

The Human Resources Committee directly engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), an independent compensation consulting firm, to provide information, analysis, advice and recommendations in connection with executive compensatory determinations made by the Human Resources Committee for our fiscal year ended March 31, 2010. Matters as to which the Human Resources Committee consulted with F.W. Cook included: the Human Resources Committee’s determination not to adjust the annual base salaries of our named executives for fiscal 2010; the setting of target and threshold performance criteria for short-term incentive awards for fiscal 2010 under our MIP; the nature and structure of long-term incentives granted in fiscal 2010; and the Human Resources Committee’s adoption in May 2009 of the Change of Control Severance Pay Plan for Executive Management, as to which the Human Resources Committee considered information, analysis, advice and recommendations from F.W. Cook in determining, among other things, the criteria for entitlement to benefits under such plan and the nature and amount of benefits available under such plan.

In advance of meetings of the Human Resources Committee, members of CSS executive management provide the Human Resources Committee with written materials containing compensation-related information and recommendations, including recommendations as to the amount and form of compensation for executive officers other than the chief executive officer. These materials are prepared by or under the direction of Messrs. Munyan and Kiesling. In connection with the preparation of such materials, Messrs. Munyan and Kiesling confer with F.W. Cook, in its capacity as an advisor to the Human Resources Committee, and portions of such materials are prepared by, or reflect the advice and input of F.W. Cook, acting in such capacity. The Human Resources Committee determines the matters as to which F.W. Cook prepares materials or provides its advice and input to CSS executive management in connection with the preparation of such materials.

On an annual basis, and otherwise as deemed appropriate by Mr. Munyan or as requested by the Human Resources Committee, Mr. Munyan provides the Human Resources Committee with his evaluation of the performance of our named executives, including Mr. Munyan’s own self-evaluation. Certain of our executive officers participate in meetings of the Human Resource Committee. Executive officers do not participate, and are not present, during portions of meetings in which the Human Resources Committee considers their individual performance and approves their compensation.

Human Resources Committee Interlocks and Insider Participation

As indicated above, the Human Resources Committee performs the functions typically performed by a compensation committee, and the members of the Human Resources Committee are James H. Bromley, James E. Ksansnak, John J. Gavin and Rebecca C. Matthias. Mr. Bromley previously served as an executive officer of CSS. He ceased to be a CSS executive officer in December 1997. No member of the Human Resources Committee served as an officer or employee of CSS or any of its subsidiaries during the fiscal year ended March 31, 2010 or had any relationship requiring disclosure under SEC regulations.

Procedures and Processes with Regard to Director Compensation

Under our bylaws, the Board has authority and responsibility for fixing the nature and amount of all compensation paid to the members of the Board. The Board reviews and sets the amount of fees paid to non-employee directors on an annual basis. Any changes that the Board approves with respect to fees paid to non-employee directors become effective on the date of the Board’s annual organizational meeting, typically held immediately following the Annual Meeting of Stockholders of CSS. At its annual organizational meeting held during fiscal 2010, our Board determined not to adjust the compensation paid to our non-employee directors. In making this determination, the Board considered information, industry data and recommendations provided to the Board by CSS’ executive officers. See “Director Compensation — Fiscal 2010” for further information concerning the form and amount of director compensation provided by CSS.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying qualified individuals for Board membership and recommending individuals for nomination to the Board and its committees. In addition, the Nominating and Governance Committee reviews and makes recommendations to the Board as to changes in Board structure, the range of qualifications that should be represented on the Board and eligibility criteria for individual Board membership. The Nominating and Governance Committee is also responsible for developing and recommending corporate governance principles to the Board and overseeing the evaluation of the Board and its Committees.

Executive Committee

The Executive Committee may exercise all the authority of the Board in our business and affairs, to the extent permitted by law, at a time when action of the entire Board is not feasible.

1995 Stock Plan and 2000 Stock Plan Committees

The members of the Stock Option Committee under both the 1995 Stock Plan and the 2000 Stock Plan are determined pursuant to provisions of these plans specifying that such plans shall be administered by a Committee of the Board consisting of directors who are not eligible to participate in the plans. The 1995 Stock Plan Committee and the 2000 Stock Plan Committee administer the 1995 Stock Plan and the 2000 Stock Plan, respectively.1 Although both of these plans have expired and no new grants may be issued under these Plans, stock options previously issued under these plans are currently outstanding. Both the 1995 Stock Plan and the 2000 Stock Plan provided for automatic, formula-based stock option grants to non-employee directors, which grants are not subject to adjustment by the members of the aforementioned Stock Option Committees. Grants under the 1995 Stock Plan were made from 1996 until 2000. Grants under the 2000 Stock Plan were made from 2001 until 2005.

Board Independence

The Board has affirmatively determined that each of Scott A. Beaumont, James H. Bromley, John J. Gavin, Leonard E. Grossman, James E. Ksansnak and Rebecca C. Matthias has no material relationship with CSS (either directly or as a partner, stockholder or officer of an organization that has a relationship with CSS) and is an independent director within the meaning of the New York Stock Exchange (“NYSE”) rules.

The Board has further determined that each of the members of the Audit Committee, the Human Resources Committee and the Nominating and Governance Committee is independent within the meaning of the NYSE rules. To assist the Board in making determinations of independence, the Board has adopted the following categorical standards:

(i) A director will not be independent if: (1)(A) the director is a current partner or employee of CSS’ internal or external auditor, or (B) an immediate family member of the director is either (x) a current partner of such a firm or (y) a current employee of such a firm and personally works on CSS’ audit, or (C) within the preceding three years the director or an immediate family member of the director was a partner or employee of CSS’ present or former external auditor and personally worked on CSS’ audit within that time; or (2) currently, or within the preceding three years: (A) the director is or was employed by CSS; (B) an immediate family member of the director is or was employed by CSS as an executive officer; (C) the director, or an immediate family member of the director is or was employed as an executive officer of another entity, as to which any of CSS’ executive officers at the same time served on the compensation committee of such other entity; (D) the director, or an immediate family member of the director received, during any twelve month period, more than $120,000 in direct compensation from CSS, other than director related fees; or (E) the director is or was an executive officer or otherwise employed by an entity, or an immediate family member of the director is or was employed by an entity, that made payments to, or received payments from, CSS for property or services in an amount which in any of CSS’ fiscal years exceeded the greater of $1 million, or 2% of the other entity’s gross revenues.

1 The 2006 Stock Plan is administered by the CSS Board of Directors.

(ii) Service by a CSS director as an executive officer of a charitable organization as to which the charitable contributions made by CSS and the Farber Foundation to such charitable organization are less than the greater of two percent of that organization’s total annual charitable receipts or $1 million per annum, shall not be considered a material relationship that would impair a director’s independence.

All independent directors satisfied these categorical standards, which are set forth in our Corporate Governance Principles, which can be accessed on our website at www.cssindustries.com/investors.

Executive Sessions of Non-Management Directors

Rebecca C. Matthias, in her capacity as Chair of the Nominating and Governance Committee, presides at the regularly scheduled executive sessions of our non-management directors, each of whom is an independent director. Each session has been scheduled to be held immediately following each regularly scheduled meeting of the Board.

Board Leadership Structure

Although our bylaws do not prohibit our chief executive officer from serving as chairman of our board of directors, these two positions are not held by the same individual, and they have not been held by the same individual since 1999, when Mr. Farber retired as our chief executive officer. The Nominating and Governance Committee and our Board believe that this organizational structure is appropriate because Mr. Farber, having previously served as our chief executive officer for approximately twenty years, is uniquely well-qualified to lead our Board and assist its committees in evaluating our performance and the performance of our chief executive officer.

In this regard, our independent directors sometimes invite Mr. Farber to participate in portions of their executive sessions, and our Human Resources and Audit Committees sometimes invite Mr. Farber to participate in portions of their executive sessions, conducted outside the presence of the chief executive officer. These sessions are chaired by Ms. Matthias in her capacity as chairman of the Nominating and Governance Committee, in the case of executive sessions of our independent directors, and by the chairmen of the Human Resources and Audit Committees, respectively, in the case of executive sessions of their respective committees. While our independent directors value Mr. Farber’s perspective and insight, these directors (as well as the Audit, Human Resources and Nominating and Governance Committees) also meet on a regular basis without the participation of Mr. Farber, who does not qualify as an independent director under the rules of the NYSE.

Board’s Role in Risk Oversight

Management is responsible for risk management, including identifying risks, assessing threats posed by those risks, determining how those risks should be addressed, and monitoring the status of those risks and the status of any actions that management has determined to implement to address those risks. The Board’s role in risk management is to oversee these activities. The Board administers its oversight responsibilities with regard to risk management by considering management presentations and reports, engaging in discussions with management, questioning management, and constructively challenging management’s assessments and conclusions. The Board also directs management to consider, assess and report to the Board on matters that the Board views as potential risks, if management has not already identified or assessed those potential risks.

Operationally, the Board administers its risk oversight responsibilities at both the full Board level and at the Committee level. Generally, the full Board oversees risk management with respect to strategic and operational matters and as to risks that may significantly affect our business, results of operations or financial condition (which sometimes may involve risks primarily overseen at the Committee level). In this regard, there can be some overlap among matters overseen by the full Board and by Committees of the Board. The Audit Committee has primary oversight responsibility for risks that may impact the effectiveness of our internal controls over financial reporting, risks associated with pending and threatened litigation and those associated with our compliance with laws, rules and regulations applicable to our business. The Audit Committee oversees the activities of the Company’s internal audit function and receives regular reports on internal audit’s work as a means of evaluating the effectiveness of the Company’s internal controls, management’s procedures to identify and address business risks, and management’s responses to those risks. The Human Resources Committee has primary responsibility for overseeing risks associated with our compensation and benefits policies and practices.

CSS executive management identifies operational and strategic risks through, among other methods, regular and frequent communication with the senior management of our business units, including “operations” meetings held monthly with the senior management team of each business unit. Our chief executive officer, chief financial officer and general counsel typically participate in these meetings, which are typically held in person either at the offices of the business unit or at the CSS corporate offices. These meetings are attended by the business unit’s president and the head of its finance department. Other members of the business unit’s senior management (such as the lead sales, marketing, manufacturing, purchasing and sourcing personnel) also may participate in these meetings.

As risks are identified, CSS executive management assesses, or oversees the assessment of, such risks. Following assessment, CSS executive management determines how those risks will be addressed and monitors the status of those risks and of any actions that management has determined to take to address those risks. These activities form the basis for CSS executive management’s reports to the Board and/or Committees of the Board on risks that may affect the business.

Communications with the Board

Stockholders or other interested persons wishing to communicate with members of the Board should send such communications to Ms. Matthias c/o CSS Industries, Inc. at 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. Ms. Matthias will forward these communications to specified individual directors, or, if applicable, to all the members of the Board as she deems appropriate.

Consideration of Director Candidates

The Nominating and Governance Committee considers candidates for Board membership. Our Corporate Governance Principles provide that directors are expected to possess the highest personal and professional ethics, integrity and values and relevant experience. They are also expected to be committed to the long-term interests of CSS’ stockholders, and to have an inquisitive and objective perspective, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. In this regard, our Corporate Governance Principles provide that directors should not serve on more than three other public company boards (two other public company boards if the director serves as chief executive officer of another entity, or in an equivalent position). The charter of the Nominating and Governance Committee provides that in evaluating nominees, the Nominating and Governance Committee will consider the attributes set forth above, and such other factors as it deems appropriate, which may include judgment, skill, experience with businesses and other organizations comparable to CSS, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and its committees.

We do not have a formal policy with regard to the consideration of diversity in identifying nominees to stand for election to our Board. Our Board selects nominees after considering the recommendations of the Nominating and Governance Committee. In developing its recommendations, the Nominating and Governance Committee may consider, among other factors mentioned above, the interplay of the candidate’s experience with the experience of other Board members. In considering this factor, the Nominating and Governance Committee may take into account the extent to which a candidate’s experience broadens the range of experience already represented on the Board. The Nominating and Governance Committee believes that the interplay of a candidate’s experience with the experience of other Board members is one of multiple factors that may be appropriate for consideration in formulating its recommendations. Likewise, in considering the nominees recommended by the Nominating and Governance Committee, our Board may consider the interplay of a candidate’s experience with the experience of other Board members, among other factors.

Under our bylaws, (i) no director, other than a director serving as Chairman of the Board, is eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such Director reaches or has reached his or her 75th birthday, and (ii) a director serving as Chairman of the Board is not eligible to be nominated for election to the Board or otherwise continue service as a director past the date of the Annual Meeting of Stockholders occurring in the calendar year in which such director reaches or has reached his or her 80th birthday.

Stockholders can recommend candidates for nomination by writing to Ms. Matthias, c/o CSS Industries, Inc., 1845 Walnut Street, Suite 800, Philadelphia, PA 19103. To submit a candidate for consideration in connection with our 2011 Annual Meeting of Stockholders, a stockholder must submit the following information by February 22, 2011: (1) the name of the candidate and information about the candidate that would be required to be included in a proxy statement under the rules of the SEC; (2) information about the relationship between the candidate and the recommending stockholder; (3) the consent of the candidate to serve as a director; and (4) proof of the number of shares of CSS common stock that the recommending stockholder owns and the length of time the shares have been owned. The Nominating and Governance Committee may seek additional information regarding the candidate. In considering any candidate proposed by a stockholder, the Nominating and Governance Committee will reach a conclusion based on the criteria described above, and it will evaluate candidates recommended by stockholders in the same manner in which it evaluates candidates recommended by others. After full consideration, the Nominating and Governance Committee will notify the stockholder proponent of the Nominating and Governance Committee’s determination.

Code of Ethics and Internal Disclosure Procedures (Employees) and Code of Business Conduct and Ethics (Board of Directors)

CSS has a Code of Ethics and Internal Disclosure Procedures (“Employee Code”) applicable to all employees, including officers, and it contains specific provisions relating to the chief executive officer and senior financial employees of CSS. Among other things, the Employee Code is designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosures in reports and documents required to be filed by CSS with the SEC and in other public communications made by CSS; and to promote compliance with applicable governmental laws, rules and regulations. The Employee Code provides for the prompt internal reporting of violations and contains provisions regarding accountability for adherence to its provisions. The Board also has adopted a Code of Business Conduct and Ethics (“Director Code”) applicable to the Board. We intend to satisfy the disclosure requirements regarding any amendment to, or waiver from, a provision of our Employee Code and our Director Code by making disclosures concerning such matters available on the investors page of our website, www.cssindustries.com/investors.

RELATED PARTY TRANSACTIONS

We do not have a formal policy on related party transactions. However, our Employee Code and our Director Code reflect our general policy that conflicts of interest are to be avoided by directors, officers and employees of CSS and its subsidiaries. These codes are intended to ensure that transactions that may involve conflicts of interest are identified, reviewed and approved. Our Director Code states directors should avoid conflicts of interest, including those arising indirectly from activities of immediate family members, and report to the Chair of the Nominating and Governance Committee any situation that may involve a conflict of interest.

Under our Employee Code, our employees, including our executive officers, must observe honest and ethical behavior and avoid conflicts of interest, including those arising from activities of family members. We encourage dialog between employees and their supervisors to bolster awareness of situations that may pose ethical questions, including conflicts of interest. We expect employees to report suspected violations of the Employee Code to our legal department for investigation. Under our Employee Code, our chief executive officer, chief financial officer, controller and those performing similar functions must disclose to our general counsel any material transaction or relationship that reasonably may be expected to violate the Employee Code, including actual or apparent conflicts of interest.

If a material transaction that may pose a conflict of interest is brought to the attention of the Chair of the Nominating and Governance Committee or our general counsel, as contemplated by our codes of conduct, those individuals generally would be expected to present such transaction to our Board for review, approval or ratification. Our Board has not adopted any particular standards applicable to its consideration of such matters.

On an annual basis, our employees, including our executive officers, are required to certify in writing that they are in compliance with the Employee Code, or, if not in compliance, to identify instances of non-compliance. Additionally, our executive officers and directors, on an annual basis, are required to report to us, in response to director and officer questionnaires, any related party transactions that may give rise to a disclosure obligation in our proxy statement under Item 404(a) of SEC Regulation S-K. Since the beginning of our 2010 fiscal year, we have not had any transactions required to be reported under Item 404(a) of SEC Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that follows this discussion. We refer to these executive officers as our “named executive officers” or “named executives”.

Fiscal 2010 Compensation

Compensation Objectives

The compensation paid or awarded to our named executive officers for the fiscal year ended March 31, 2010 (sometimes referred to below as “fiscal 2010”) was designed to meet the following objectives:

•	Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of our company or subsidiaries, as applicable. We refer to this objective as “competitive compensation.”

•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”

•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stockholder incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

The principal components of the fiscal 2010 compensation that we provided to our named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed

Salary	Competitive Compensation
Annual Incentive Compensation	Performance Incentives
Competitive Compensation
Stock Options	Stockholder Incentives
Performance Incentives
Competitive Compensation
Retention Incentives
Restricted Stock Units (“RSUs”)	Stockholder Incentives
Retention Incentives
Competitive Compensation

Use of Comparative Data

The Human Resources Committee periodically reviews peer group data and published compensation survey data and considers this data in making compensatory determinations. Below we describe the type of comparative data considered by the Human Resources Committee, how that data was assembled, and how it was utilized by the Human Resources Committee.

In making compensatory determinations for fiscal 2010, the Human Resources Committee used its compensatory determinations for fiscal 2009 as a starting point of reference. Those determinations had been informed by the Human Resources Committee’s consideration of comparative data from an executive compensation review (the “Fiscal 2009 Executive Compensation Review” or “Fiscal 2009 ECR”) performed by F.W. Cook, which had been directly engaged by the Human Resources Committee to perform such review in connection with the Human Resources Committee’s consideration of base salaries, annual incentives and long term incentives for fiscal 2009. The Fiscal 2009 ECR included an analysis of executive compensation data from the proxy statements of a peer group of public companies comparable to CSS, as well as an analysis of compensation information from a general industry group.

The peer group used for the Fiscal 2009 ECR was developed by F.W. Cook and approved by the Human Resources Committee, taking into account F.W. Cook’s recommendations. The peer group consisted of the following 16 public companies: American Greetings Corporation; Blyth, Inc.; Central Garden & Pet Company; The Dixie Group, Inc.; Ennis, Inc.; FTD Group, Inc.; Helen of Troy Limited; Hooker Furniture Corporation; JAKKS Pacific, Inc.; Knoll, Inc.; Libbey Inc.; Lifetime Brands, Inc.; Nashua Corporation; National Presto Industries, Inc.; RC2 Corporation and Russ Berrie and Company, Inc. These companies were selected based on comparability to CSS in terms of size and type of business.

The Fiscal 2009 ECR compared base salaries, target total cash compensation (i.e., salary, plus annual incentive compensation) and target total direct compensation (i.e., salary, plus target annual incentive compensation, plus long term incentive compensation) for each of our executive officers included in the review to the comparable peer group and survey data. F.W. Cook presented its findings and analysis at a Human Resources Committee meeting, and it summarized its findings and analysis in a written report provided to the members of the Human Resources Committee in advance of that meeting. The Human Resources Committee took this comparative data into account and used it as a point of reference in setting salaries for fiscal 2009 and in structuring annual and long term incentive awards for fiscal 2009.

Prior to making compensatory determinations for fiscal 2010, the Human Resources Committee directly engaged F.W. Cook to advise the Human Resources Committee as to general trends and developments in executive compensation following its preparation of the Fiscal 2009 ECR. At the request of the Human Resources Committee, F.W. Cook’s report focused on general trends and developments arising in connection with the economic downturn that began in mid to late 2008. This report was not intended to be (and it was not) an update of the comparative data included in the Fiscal 2009 ECR. Accordingly, F.W. Cook’s fiscal 2010 report did not include specific information as to the peer group companies or the general industry data included in the Fiscal 2009 ECR. Rather, the trend and development information generally addressed a range of compensatory actions observed or expected by F.W. Cook following the onset of the economic downturn. The Human Resources Committee considered the generalized “trends and developments” information provided by F.W. Cook in making its compensatory decisions for fiscal 2010.

In addition to the foregoing, the Human Resources Committee directly engaged F.W. Cook to provide information, data and recommendations in connection with the Human Resources Committee’s adoption of a change of control severance pay plan for CSS. The information provided by F.W. Cook included, among other things, comparative data reflecting change of control arrangements in place at companies included in the peer group utilized for the Fiscal 2009 ERC. The Human Resources Committee referenced the comparative data provided by F.W. Cook and took it into consideration in structuring the CSS Change of Control Severance Pay Plan for Executive Management.

Base Salaries

The Human Resources Committee determined not to adjust the annual base salaries of our named executives for our fiscal year ended March 31, 2010. This determination was based in part on the recommendation of management and was consistent with management’s determination to freeze salaries and wages at fiscal 2009 levels for all employees of CSS and its subsidiaries, other than increases required under union contacts and those associated with promotions involving increased responsibilities. These determinations were based on the general economic downturn and its effect on CSS and its business units.

On April 27, 2010, the Human Resources Committee approved certain salary increases for our named executives which are effective for our fiscal year ending March 31, 2011. As adjusted, fiscal 2011 annual base salaries for our named executives are as follows:

Annual Base Salary
Executive	($)

Christopher J. Munyan	540,000
Vincent A. Paccapaniccia	320,000
Paul Quick	312,000
William G. Kiesling	312,500

Annual Incentive Compensation

We provide annual incentive compensation opportunities under our MIP. We design annual incentive compensation to make a meaningful amount of an executive’s target total cash compensation (i.e., salary, plus target annual incentive compensation) dependent on the achievement of performance objectives. We set target award levels for our executive officers based on a percentage of their respective salaries. Maximum award levels are equal to 200% of each executive’s target award level. For the fiscal year ended March 31, 2010, the applicable target award level percentages, and the target and maximum award levels in dollars, were as follows:

	Target as
	% of Base
Executive(1)	Salary	Target ($)	Maximum ($)

Christopher J. Munyan	100%	525,000	1,050,000
Clifford E. Pietrafitta	80%	239,040	478,080
Paul Quick	80%	240,000	480,000
William G. Kiesling	80%	240,400	480,800
Scott M. Shea	80%	248,640	497,280

(1)	Mr. Paccapaniccia commenced employment with us on the last day of our 2010 fiscal year, and was not eligible to participate in the MIP for fiscal 2010.

For fiscal 2010, payouts under each award were dependant on the outcome of either one or two performance components. The components of each award and the portion of the amounts in the table above that may be paid under each component were as follows:

	Components
	CSS	Paper Magic	BOC Design Group
Executive	Performance	Performance	Performance

Christopher J. Munyan	100%	—	—
Clifford E. Pietrafitta	100%	—	—
Paul Quick	40%	60%	—
William G. Kiesling	100%	—	—
Scott M. Shea	40%	—	60%

The sole metric for determining whether, and the extent to which, the CSS performance component is paid is diluted earnings per share (“EPS”) for CSS. No amounts are paid under the CSS performance component unless

CSS achieves EPS in excess of a minimum “threshold” level determined by the Human Resources Committee. If the minimum EPS threshold level is exceeded, the payout under the CSS performance component depends on the extent to which actual EPS exceeds the minimum level. The Human Resources Committee also established “target” and “maximum” EPS levels that must be reached in order for the CSS performance component to be paid at the target and maximum levels, respectively. For purposes of determining if, and the extent to which, payouts are made, the reported level of EPS (as reflected in CSS’ annual financial statements) is subject to certain formulaic, non-discretionary adjustments for acquisitions, divestitures, restructurings, extraordinary items and the cumulative effect of tax or accounting changes.

The sole metric for determining whether, and the extent to which, the Paper Magic and BOC Design Group components, respectively, are paid is operating income for those units. No amounts are paid under these components unless the applicable business unit achieves operating income in excess of a minimum “threshold” level determined by the Human Resources Committee. If the minimum operating income threshold is exceeded, the amount paid under the business unit performance component will depend on the extent to which actual operating income exceeds the minimum level. The Human Resources Committee also established “target” and “maximum” operating income levels that must be reached in order for the business unit performance component to be paid at the target and maximum levels, respectively. For purposes of determining whether, and the extent to which, payouts are made, the reported level of operating income (as reflected in financial statements) is subject to certain formulaic, non-discretionary adjustments for restructurings, extraordinary items and the cumulative effect of tax or accounting changes.

The Human Resources Committee retains discretion to reduce or eliminate any payout under a MIP award based on individual performance or any other factors that the Human Resources Committee deems appropriate. In addition, payouts under the MIP are contingent on the executive being employed by us at the time that the payout is made.

For fiscal 2010, there were no payouts under the CSS component because the required minimum level of EPS was not achieved. The Human Resources Committee had set the minimum level of EPS at $1.45 per share. Since payouts would “zero out” at the minimum level, an EPS level of at least $1.46 per share would be required for payouts at the lowest level. At an EPS level of $1.46 per share, 1.67% percent of the CSS component of each executive’s target award amount would be payable. At higher EPS levels, each executive’s payout under the CSS component would be based on the extent to which the achieved level of EPS exceeds the minimum level. If the target EPS level of $2.15 per share was attained, then payouts would be equal to 100% of the CSS component of each executive’s target award amount. If the achieved level of EPS exceeded the target level, payouts would be increased further (based on the extent to which the target level was exceeded), subject to a maximum payout equal to 200% of each executive’s CSS component, which amount would be payable if EPS was equal to or in excess of $2.46 per share.

Payouts were provided under the Paper Magic component based on that unit’s attainment of fiscal 2010 operating income in excess of the target level. Based on the extent to which Paper Magic’s operating income exceeded the target level, the payout to Mr. Quick for fiscal 2010 was equal to approximately 111% of the Paper Magic component of his available award amount. There were no payouts for fiscal 2010 under the BOC Design Group component because the required minimum level of operating income was not achieved.

We selected EPS as a principal measure of performance because we believe it is the fundamental “bottom line” indicator of the ability of our executives to enhance return for our stockholders. We selected operating income as a performance measure for Messrs. Quick and Shea because it provides a reliable overall measure of the performance of the operations that they each supervise as subsidiary presidents. In calculating EPS and operating income for purposes of the MIP, we determined to make certain formulaic, non-discretionary adjustments for acquisitions and divestitures (with respect to EPS) and for restructurings, extraordinary items and the cumulative effect of tax or accounting changes (and with respect to both EPS and operating income) because we believe that such adjustments are necessary to appropriately reflect management performance.

At the time we set the minimum and target levels for EPS and operating income, we believed that results above the minimum levels were reasonably attainable with a strong performance, and that results near or at the target levels would be challenging to achieve. We also believed that actual achievement of the minimum and target levels for both EPS and operating income was substantially uncertain.

The Human Resources Committee granted a $30,000 discretionary bonus to Mr. Kiesling for our fiscal year ended March 31, 2010. In granting this discretionary award, the Human Resources Committee considered the recommendation of Mr. Munyan, as well as Mr. Kiesling’s performance during fiscal 2010.

On April 27, 2010, the Human Resources Committee determined our named executive officers’ target and maximum award levels under our MIP for fiscal 2011 and the performance criteria that must be satisfied in order for payouts to be provided under these awards. Expressed as a percentage of annual base salary, the target award levels for fiscal 2011 are the same as those that were in place for fiscal 2010, and the maximum award level will continue to be 200% of target. The performance components for fiscal 2011 are generally the same as those that were in place for fiscal 2010, except that an additional “discretionary” component has been added. As a result, the weighting of the components of the fiscal 2011 criteria is different than the weighting used in fiscal 2009. The fiscal 2011 weighting is as follows:

			Paper Magic
Executive	CSS Performance	Discretionary	Performance

Christopher J. Munyan	80%	20%	—
Vincent A. Paccapaniccia	80%	20%	—
Paul Quick	30%	20%	50%
William G. Kiesling	80%	20%	—

Payouts under the discretionary component are at the sole discretion of the Human Resources Committee. The discretionary component has been added in order to provide the Human Resources Committee with greater flexibility to reward strong individual management performance when deemed appropriate by the Human Resources Committee.

Long-Term Incentives — Equity Compensation

We utilize equity compensation as our principal form of long-term compensation. For fiscal 2010, we granted equity compensation awards to our named executives (other than Mr. Paccapaniccia) in the form of both stock options and stock bonus awards of time-vested RSUs. These grants are further described below:

•	Stock Options — The stock options have a term of seven years, vest as to 25% of the underlying shares on each of the first four anniversaries of the date of grant, and have an exercise price equal to the last sale price reported by the New York Stock Exchange on the trading day preceding the date of grant.

•	RSUs — RSUs vest to as 50% of the units granted on each of the third and fourth anniversaries of the grant date if the executive continues to be employed by us on the applicable vesting date. Prior to vesting, each RSU constitutes a phantom right, with no voting rights and no entitlement to dividends or dividend equivalents. Upon vesting, each RSU will automatically be redeemed for one share of CSS common stock.

We grant stock options as part of our long-term incentives because they provide a strong incentive to increase stockholder value, given that the value of a stock option is entirely dependent on there being an increase in the market price of our common stock following the grant date.

We determined to grant time-vested RSUs in fiscal 2010, rather than performance-vested RSUs (as we had done in fiscal 2009), in part because of the inherent difficulty in determining appropriate long-term performance goals due to the uncertain economic outlook associated with the financial crisis and the economic downturn that began in mid to late 2008. Additionally, we granted time-vested RSUs to address our “retention incentives” compensation objective, taking into consideration that our then-outstanding long-term incentive grants (consisting of stock options and the performance-vested RSUs granted in fiscal 2009) provided only limited retention incentives, with most of the non-vested stock options held by our named executives having exercise prices higher than the trading range for CSS common stock, and it being unlikely that any payouts would be made under the fiscal 2009 performance-vested RSU grants because the minimum performance criteria were improbable of achievement.

To determine the number of stock options and RSUs granted to each of our named executives, we first established a dollar-denominated budget intended to serve as a “pool” that would be available for fiscal 2010 annual equity compensation grants, including those to grantees who are not named executives. In establishing the pool amount for fiscal 2010, we took into consideration the size of our grant pool for equity grants made during fiscal 2009 and information provided to us by F.W. Cook as part of its report on executive compensation trends and developments subsequent to the preparation of the Fiscal 2009 ECR.

We assigned a dollar value of $3,092,000 to our fiscal 2009 grant pool. We determined this amount by multiplying the number of shares used for fiscal 2009 grants (112,150 shares2) by $27.57 per share. We used $27.57 per share because it was the closing market price per share on the NYSE on June 2, 2008, the last trading day before the grant date for substantially all (108,150) of the shares underlying these fiscal 2009 equity grants. Referencing this information, we established a budget of approximately $2,747,000 for fiscal 2010 annual grants, representing about 89% of the value of the fiscal 2009 grant pool. In so doing, we took into account information from F.W. Cook reflecting its expectation that overall equity grant values would be reduced versus prior year for companies that had experienced stock price declines in connection with the economic downturn.

We determined the number of shares available for fiscal 2010 equity grants by dividing the $2,747,000 budget amount by $19.57 per share, which was equal to the May 20, 2009 closing price per share of CSS common stock on the NYSE. Using this methodology, we determined that approximately 140,370 shares would be available for fiscal 2010 annual equity grants. These grants were approved by the Human Resources Committee on May 27, 2009, at a meeting held after the close of trading on the NYSE for that day. Although the closing market price for CSS common stock on the NYSE on that day was $18.74 per share, $0.83 per share less than the closing market price of $19.57 per share on May 20, 2009, we determined not to increase the number of shares available for these grants to reflect the decrease in the market price per share of CSS common stock from May 20, 2009 to May 27, 2009.

To allocate the shares available for grant among our grantees, we classified each grantee into one of 5 groups, or “tiers”. Tier classifications were based on each grantee’s position. Mr. Munyan was the only grantee classified in the highest tier. The next highest tier had 6 grantees, including Messrs. Pietrafitta, Quick, Kiesling and Shea. We determined that the grantees in these two tiers would receive a combination of stock options and time-vested RSUs, and we determined the number of shares granted to each named executive based primarily on their respective positions, as follows:

			Shares	Total
		Shares	Underlying	Shares
		Underlying	RSU	Underlying
		Stock Option	Grant	Fiscal 2010
Executive	Position	Grant (#)	(#)	Grants (#)

Christopher J. Munyan	President and Chief Executive Officer	24,360	13,050	37,410
Clifford E. Pietrafitta	Former Vice President — Finance and Chief Financial Officer	12,180	6,525	18,705
William G. Kiesling	Vice President — Legal and Human Resources and General Counsel	12,180	6,525	18,705
Paul Quick	Subsidiary President	6,960	3,480	10,440
Scott M. Shea	Former Subsidiary President	6,960	3,480	10,440

Although we did not use a rigid formula to determine the allocation of each award between stock options and RSUs, allocations to our named executives were generally 65-67% stock options and 33-35% RSUs, based on the number of shares underlying each grant.

In approving the grants described above, the Human Resources Committee sought and considered the advice of F.W. Cook. With regard to the grants to Messrs. Pietrafitta, Kiesling, Quick and Shea, the Human Resources Committee also considered the recommendations of Mr. Munyan. Mr. Munyan did not recommend a grant level with regard to himself.

2 We excluded 10,000 shares used for stock options granted to Mr. Quick in October 2008 in connection with his commencement of employment with us.

Personal Benefits

We provide to our named executive officers limited personal benefits that we believe are appropriate as part of a competitive compensation package. These benefits include personal use of a company-owned or leased automobile and, for Philadelphia-based executives, parking fees. In addition, each named executive officer employed by CSS participates in our medical expense reimbursement program, which provides reimbursement of up to $5,000 per year for out-of-pocket medical expenses and prescription drug costs not covered by insurance. Additionally, each named executive officer employed by CSS is eligible to receive reimbursement of health club membership costs. The amount of reimbursement varies with monthly usage and is capped at $100.00 per month. During fiscal 2010, we also paid the premiums for supplemental life insurance policies that provide a death benefit of $500,000 for each of Messrs. Munyan, Pietrafitta and Kiesling. Additionally, during Mr. Pietrafitta’s period of employment with us during fiscal 2010, we paid premiums for long-term disability policies providing benefits of up to $15,000 per month to him in the event of his disability. Finally, we pay the cost for Mr. Munyan’s membership in a business club and a professional association. The incremental cost to us of these benefits is reflected in the “All Other Compensation” column of the Summary Compensation Table.

Stock Option Grant Practices

The Human Resources Committee considers stock option grant recommendations on a quarterly basis, so that grants become effective on the third trading day after the public release of our financial results for the preceding quarter. We selected this timing to correspond to the quarterly termination of trading restrictions under our Personal Securities Transaction guidelines. Under these guidelines, we impose a quarterly “blackout,” during which our named executive officers and other specified persons may not trade in our securities. The blackout period begins two weeks prior to the end of each quarter and continues for two trading days after we publicly release financial results for the quarter.

Equity Ownership Policy

The Human Resources Committee adopted an equity ownership policy in June 2003, and such policy was most recently amended in June 2008. As amended, it provides that if an executive officer acquires shares of our common stock through the exercise of a stock option or through the vesting of other forms of equity compensation, the executive officer must not sell or transfer such shares unless the value of the executive’s remaining holdings of CSS common stock after giving effect to such sale or transfer is at least equal to a specified multiple of the executive’s salary, as provided below:

Name	Multiple

Christopher J. Munyan	2.0	x
Vincent A. Paccapniccia	1.5	x
Paul Quick	1.5	x
William G. Kiesling	1.5	x
Scott M. Shea	1.5	x

For purposes of determining a named executive’s required level of ownership under the policy, such officer’s salary is deemed to be his or her annual base salary as of the later of: (i) the date that such officer first accepts an equity compensation grant approved by the Human Resources Committee on or after June 3, 2008, or (ii) the reset date described in the next sentence. On April 1, 2011, and every three years thereafter, an executive’s annual salary for purposes of the policy is deemed to be reset to reflect the executive’s then-current base salary as of such date. In determining an executive’s level of ownership for purposes of the policy, shares of CSS common stock owned by the executive will be valued at the greater of: (i) the then-current fair market value of such shares, or (ii) the consideration paid by the executive to acquire such shares.

Exceptions under the policy allow an executive to sell or transfer shares of CSS common stock as follows:

•	as part of the exercise of a stock option, a portion of the shares of CSS common stock acquired at the time of exercise (or otherwise already owned by the executive) may be sold or transferred provided that the amount of shares so sold or transferred does not exceed the amount required to satisfy the exercise price; and

•	as part of the exercise of a stock option or the vesting of other forms of equity compensation, a portion of the shares of CSS common stock acquired at the time of exercise or vesting (or otherwise already owned by the executive) may be sold for the purpose of paying federal and/or state income taxes resulting from such exercise or vesting in an amount not exceeding the amount of such taxes, and additional shares of CSS common stock may be sold at such time in an amount equal to no more than 50 percent (25 percent in the case of the chief executive officer) of the after-tax net profits resulting from such exercise or vesting.

Additionally, the Human Resources Committee has discretionary authority to permit a sale of CSS common stock that otherwise would not be permissible under the policy following the Human Resources Committee’s consideration of a request for hardship relief. No such requests have been made by any of our named executive officers.

Under the policy, if an executive sells shares of CSS common stock in violation of the policy, the executive will not be eligible to receive grants of stock options or other equity compensation for a period of two years from the date of the violation or the date that the Human Resources Committee becomes aware of the violation, whichever is later.

Each of our named executive officers has been in compliance with the policy, as amended from time to time, since its inception in June 2003 or, if later, since the commencement of the executive’s employment with us.

Ongoing And Post-Employment Compensation

We have plans and agreements that address compensation for our named executive officers that accrue value as the named executive officer continues to work for us, provide special benefits upon certain types of termination events or provide retirement benefits. These plans and agreements are designed to be part of a competitive compensation package.

Severance Pay Plan for Senior Management and Other Severance Arrangements

Our Severance Pay Plan for Senior Management (the “SPP”) was adopted by the Human Resources Committee in October 2006. The purpose of the SPP is to alleviate some of the financial hardship that eligible employees may experience when their employment is terminated. In addition, the SPP is designed to provide consistent, uniform severance practices to be used for eligible participants throughout our organization. The SPP applies to all of our executive officers other than those who are subject to individual severance arrangements that provide benefits in excess of benefits provided under the SPP. The SPP contains default provisions (described below) that are applicable unless the Human Resources Committee exercises discretionary authority to override these provisions of the SPP, including provisions regarding eligibility to receive payments and medical benefits under the SPP and the amount of those payments and benefits.

The SPP generally provides for benefits and other payments if an executive’s employment is terminated for any reason other than cause, death, disability, voluntary resignation, retirement, or the executive’s refusal to accept our offer of a “comparable job,” as defined in the SPP. The SPP provides for payment of an amount equal to the executive’s salary, and provision of medical insurance coverage (less normal employee premium deductions) for a specified period of time, payable over that period of time, based on years of service. The maximum benefit under the SPP is a payment of one year’s salary and a provision of medical insurance coverage (less normal employee premium contributions) for one year. The SPP also provides a tax gross-up payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements. Because the SPP is designed, in essence, to provide supplemental employment benefits, it does not provide additional benefits upon a change of control.

As noted above, the SPP does not apply to executives who have individual severance arrangements in excess of benefits provided under the SPP. This exclusion applies to Messrs. Munyan, Paccapaniccia and Quick because they each have individual severance arrangements providing benefits in excess of those available under the SPP. Upon termination without cause, the benefits provided under these individual severance arrangements would consist of salary and medical insurance benefits for a defined period of time following termination; although payments due more than one year after termination would be reduced by any compensation the executive receives for his services during the period that such payments are due. In addition, Mr. Munyan would receive limited outplacement services. The period of time during which salary and medical benefits would be available is as follows:

•	Mr. Munyan — eighteen months or until June 30, 2012, whichever is later;

•	Mr. Paccapaniccia — eighteen months or until March 31, 2013, whichever is later;

•	Mr. Quick — twelve months or until September 7, 2011, whichever is later.

All of the termination payments described above are contingent upon our receipt of a release of claims from the executive.

In connection with the termination of Mr. Pietrafitta’s employment on March 30, 2010, we entered into a separation agreement with him, under which we provide salary and medical insurance benefits to Mr. Pietrafitta for a period of twelve months following his last day of employment. These benefits are provided under our Severance Pay Plan for Senior Management. The medical benefits consist of reimbursements for a portion of the medical insurance premiums that Mr. Pietrafitta pays to continue participating in our medical insurance program. We also provide tax “gross-up” payments to reimburse Mr. Pietrafitta for income and payroll taxes incurred by him on the medical benefits, and we pay for the cost of certain outplacement services provided to Mr. Pietrafitta by an outplacement services firm. We also entered into a consulting agreement with Mr. Pietrafitta under which we are obligated to pay a minimum sum of $75,000 in three equal installments payable April, May and June 2011. Under the consulting agreement, each of these minimum payments will be reduced by compensation paid or owed to Mr. Pietrafitta for consulting services provided during such period and by other compensation he receives for his services during such period.

As required as a condition to receiving benefits under the separation agreement, Mr. Pietrafitta has executed and delivered a release of claims in favor of CSS and its affiliates. Amounts due to Mr. Pietrafitta under the aforementioned separation and consulting agreements are included in the Summary Compensation Table under “All Other Compensation”.

For further information, see the discussion of the SPP and of our individual severance arrangements with Messrs. Munyan, Pietrafitta, Paccapaniccia and Quick under “Potential Payments Upon Termination or Change of Control”.

Change of Control Severance Pay Plan for Executive Management

On May 27, 2009, our Human Resources Committee adopted the CSS Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, six members of CSS’ senior management, including all named executive officers (other than Messrs. Pietrafitta and Shea who became ineligible when their respective terms of employment as executive officers terminated), are eligible to receive severance payments if (1) a “change of control” occurs, and (2) during the two-year period beginning on the date of such change of control, a covered executive is terminated for any reason other than for “cause” or a covered executive terminates his or her employment for “good reason”. The purpose of the COC Plan is to alleviate some of the financial hardship that covered executives may experience when their employment is terminated for a reason covered by the COC Plan following a change of control.

An executive qualifying for severance payments under the COC Plan will receive: (i) a payment equal to his or her “adjusted compensation” multiplied by 1.5 (2 in the case of Mr. Munyan); (ii) a payment equal to his or her target bonus opportunity for the fiscal year in which his or her employment terminates, pro-rated to reflect his or her period of service during that fiscal year; and (iii) reimbursement for up to 18 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The COC Plan also provides a tax gross-up payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

Under the COC Plan, an executive’s adjusted compensation is equal to his or her (i) annual base salary at termination, plus (ii) average annual bonus during the three fiscal years prior to the fiscal year in which his or her employment terminates. Payments under the COC Plan (other than those related to medical insurance premiums) will be paid in a cash lump sum payment within sixty days after an executive’s employment termination date, unless delay is required to avoid adverse consequences under Section 409A of the Code. Reimbursements related to medical insurance premiums and the tax gross-up payments thereon will be paid on a monthly basis under the COC Plan.

An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan, such as the SPP. This exclusion would apply to Mr. Paccapaniccia if his employment is terminated other than for cause in connection with a change in control. Under such circumstances, the benefits available to Mr. Paccapaniccia under his individual severance arrangement would be greater than those available to him under the COC Plan. Under his individual severance arrangement, Mr. Paccapaniccia would receive salary and medical insurance benefits until the later of eighteen months following his termination date or March 31, 2013, although amounts payable more than one year after his termination would be reduced by any compensation he receives for his services during the period that such payments are due.

To be eligible for severance payments under the COC Plan, an executive must satisfy certain other criteria, including execution and delivery of a release of claims which includes certain non-competition and non-solicitation covenants.

401(k) and Profit Sharing Plan

The CSS Industries, Inc. Office and Management Employees 401(k) Plan (“CSS 401(k) Plan”) is a tax-qualified defined contribution plan available to salaried employees of CSS, Berwick Offray, Cleo and Paper Magic, each of which is a participating employer in the plan. Our salaried employees who previously participated in the 401(k) Profit Sharing Plan of Cleo Inc were spun off into the CSS 401(k) Plan on January 1, 2010. Upon completion of a service-based eligibility requirement, all of our named executives qualify to participate in the CSS 401(k) Plan. Under the plan, an employee may contribute, subject to plan limitations and limitations under the Internal Revenue Code of 1986, as amended (the “Code”), up to a maximum of 50 percent of his or her cash compensation on a pre-tax basis. For 2009 and 2010, the Code generally limited employee pre-tax contributions to $16,500 per year. We provide a matching contribution equal to 50 percent of the first 2 percent of the cash compensation that an employee contributes in any year.

In addition, the plan provides a profit-sharing feature under which each employer participating in the CSS 401(k) Plan may make a discretionary annual contribution for allocation among the accounts of eligible participants in accordance with applicable provisions of the plan. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit was $245,000 in 2009 and 2010.

The timing and amount of any profit sharing contributions under the CSS 401(k) Plan are determined by the committee having responsibility for day to day administration of the plan (“Plan Committee”). The Plan Committee is comprised of certain senior members of CSS management, including Mr. Kiesling. As a matter of practice, the Plan Committee will not approve profit sharing contributions except with the prior approval of the Human Resources Committee. We did not make any profit sharing contributions under the plan during our fiscal year ended March 31, 2010.

Under the CSS 401(k) Plan, matching and profit sharing contributions for the account of a participant vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Amounts credited to an employee’s account in the plan may be invested among a number of funds. A participant’s account is adjusted to reflect the rate of return, positive or negative, on the investments.

Nonqualified Supplemental Executive Retirement Plan

CSS maintains a nonqualified supplemental executive retirement plan (“SERP”) for qualified employees of CSS and certain of its subsidiaries. The SERP is a defined contribution plan designed to provide profit sharing benefits to executives with respect to compensation that cannot be taken into account under tax qualified plans, including the CSS 401(k) Plan, because it exceeds the Contribution Limit imposed under the Code. The Contribution Limit was $245,000 in 2009 and 2010.

Under the SERP, if we make a profit sharing contribution under our CSS 401(k) Plan, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a formulaically-determined percentage of the amount by which the executive’s compensation exceeds the Contribution Limit. The formula yields a percentage amount equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans. In addition, the Human Resources Committee has the discretion to credit an amount to a participant’s account under the SERP based on such percentage of the participant’s excess compensation as the Human Resource Committee determines.

Participants become vested in such “discretionary” contributions immediately at the time that such contributions are made. Participants become vested in all other SERP account balances in the same manner as participants in the CSS 401(k) Plan become vested in our matching and profit sharing contributions, as described above. A participant can choose to have our contributions allocated to one or more notional investments. A participant’s account is adjusted to reflect the deemed rate of return, positive or negative, in the notional investments.

No contributions were provided under the SERP in fiscal 2010. For additional information, see “Nonqualified Supplemental Executive Retirement Plan” on page 44 and the discussion under “Nonqualified Deferred Compensation — fiscal 2010” on page 37.

Tax Considerations

Section 162(m) of the Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer or certain other officers, unless certain conditions are met. Generally, compensation qualifying as “qualified performance-based compensation” under Section 162(m) of the Code is exempt from the $1 million deductibility limit otherwise imposed by Section 162(m).

Our 2004 Stock Plan was designed to exempt income realized on the exercise of stock options from the deductibility limit imposed by Section 162(m) of the Code. Additionally, our 2004 Stock Plan provides our Human Resources Committee with the flexibility to grant restricted stock awards and stock bonus awards that qualify for the “qualified performance-based compensation” exemption under Section 162(m) of the Code. Likewise, our MIP contains provisions providing our Human Resources Committee with the flexibility to grant incentive awards under that program that qualify for exemption from the $1 million deductibility limit under Section 162(m) of the Code.

We believe that all compensation paid to our executives during the fiscal year ended March 31, 2010 was deductible. However, it is possible that some portion of compensation paid in future years will be non-deductible. All outstanding RSUs granted to our named executive officers under our 2004 Stock Plan do not qualify for deductibility under Section 162(m), meaning that the value of any shares of CSS common stock delivered to a named executive officer would not be deductible for tax purposes to the extent that the value of such shares, plus salary and all other compensation that is not deductible for purposes of Section 162(m), exceeds $1 million in a given year. The fiscal 2010 incentive compensation awards to our named executives under our MIP were structured to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. Consequently, any amounts paid under such awards will not be subject to the $1 million deductibility limitation otherwise applicable under Section 162(m).

While we consider the potential impact of Section 162(m) of the Code in making our compensatory decisions, we retain the ability to authorize compensation that may not be deductible if we believe it is in the best interests of CSS to do so.

Role of Executive Officers in Determining Executive
Compensation For Named Executive Officers

In connection with compensation for the fiscal year ended March 31, 2010, Messrs. Munyan and Kiesling, aided by our human resources staff and F.W. Cook, provided information and recommendations to the Human Resources Committee to assist it in determining compensation levels. Mr. Munyan did not make recommendations as to his own compensation. While the Human Resources Committee utilized this information, and valued Mr. Munyan’s recommendations with regard to equity compensation grant levels for named executives and with regard to the other elements of compensation of the Company’s named executives, the ultimate decisions regarding executive compensation were made by the Human Resources Committee.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by SEC regulations. Based upon its review and discussions, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis that precedes this report be included in this Proxy Statement.

HUMAN RESOURCES COMMITTEE,
James H. Bromley, Chairman
John J. Gavin
James E. Ksansnak
Rebecca C. Matthias

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal 2010

The following table provides information about the fiscal 2010 compensation of our chief executive officer, each individual who served as our chief financial officer during fiscal 2010, and our three other most highly compensated executive officers. This table also includes compensation information for the two immediately preceding fiscal years, except with respect to Mr. Paccapaniccia, who was not an employee during those periods, and Mr. Quick, who was not an employee in fiscal 2008 and not one of our three other most highly compensated executive officers in fiscal 2009.

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year(1)	($)	($)	($)	($)	($)	($)	($)	($)

Christopher J. Munyan	2010	525,000	—	220,023	187,950	—	45,233	34,188	1,012,394
President and Chief	2009	525,000	—	130,901	107,800	—	—	24,716	788,417
Executive Officer	2008	480,000	297,973	—	235,753	—	—	60,639	1,074,365
Clifford E. Pietrafitta	2010	298,800	—	110,012	93,975	—	40,368	444,408	987,563
Former Vice President —	2009	298,800	—	65,438	53,900	—	—	21,605	439,743
Finance and Chief	2008	266,800	152,825	—	132,021	—	—	43,582	595,228
Financial Officer(7)
Vincent A. Paccapaniccia	2010	1,231	—	—	—	—	—	—	1,231
Vice President — Finance and
Chief Financial Officer(8)
Paul Quick	2010	300,000	—	58,673	53,700	160,000	—	190,324	762,696
President of Paper
Magic Group, Inc.
William G. Kiesling	2010	300,500	30,000	110,012	93,975	—	3,418	23,884	561,789
Vice President —	2009	300,500	—	65,438	53,900	—	—	15,267	435,105
Legal and Human	2008	279,510	131,235	—	132,021	—	—	36,528	579,294
Resources and General Counsel
Scott M. Shea	2010	310,800	—	58,673	53,700	—	21,396	9,680	454,249
Former President of	2009	310,800	—	52,361	46,200	—	—	7,877	417,238
Berwick Offray and Cleo(9)	2008	290,451	121,062	—	141,452	—	—	29,501	582,466

(1)	Reflects data for our fiscal year ended March 31 of the indicated year.

(2)	Reflects the aggregate grant date fair value of restricted stock units computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for awards made in fiscal 2010 and 2009, respectively, are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2010. For information on the number of shares underlying fiscal 2010 restricted stock unit grants and other features of such grants, see the table and accompanying notes under “Grants of Plan-Based Awards — Fiscal 2010”. The awards for fiscal 2009 were subject to performance conditions, and the amounts shown in the table correspond to the target performance level, which was the level used to estimate aggregate compensation cost to be recognized over the life of the grants determined as of the grant date under FASB ASC Topic 718. During fiscal 2009, we determined that payouts under these awards were improbable because achievement of the relevant performance conditions was improbable, and there have in fact been no payouts under these awards. Consequently, no compensation costs have been recorded in our financial statements for these awards. If we had assumed at the time the grants were made that the highest performance level would have been achieved, the grant date fair value of the fiscal 2009 awards would have been as follows: Mr. Munyan — $195,375; Mr. Pietrafitta — $97,688; Mr. Kiesling — $97,688; and Mr. Shea — $78,151.

(3)	Reflects the aggregate grant date fair value of stock options computed in accordance with FASB ASC Topic 718. Assumptions used to determine the aggregate grant date fair value for fiscal 2010, 2009 and 2008, respectively, are set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for our fiscal year ended March 31, 2010. For information regarding the number of shares underlying fiscal 2010 stock option grants and other features of such grants, see the table and accompanying notes under “Grants of Plan-Based Awards — Fiscal 2010”.

(4)	Reflects payouts on grants made under our MIP. For information on the target and maximum award levels for fiscal 2010 grants under our MIP, see the table and accompanying notes under “Grants of Plan-Based Awards — Fiscal 2010”.

(5)	Reflects all aggregate earnings on the executive’s SERP account. There were no earnings on these accounts during fiscal 2009 and 2008 because the investment benchmarks that determine the rate of return on SERP accounts had negative returns for those years. See “Nonqualified Deferred Compensation — Fiscal 2010” for further information.

(6)	Amounts included under “all other compensation” are identified by type in the table that follows. A symbol or amount under an executive’s name indicates that the executive received the item of compensation or benefit identified to the left thereof. Where an amount appears, it reflects the aggregate incremental cost (in U.S. dollars) to us of providing the corresponding item to the executive.

Type	Munyan	Pietrafitta		Quick	Kiesling	Shea

Matching contributions under tax qualified 401(k) and profit sharing plans	•	•		•	•	•
Personal use of company car	▲	▲		•	▲	•
Reimbursement of medical and prescription costs not covered by insurance	•	•			•
Company-paid parking fees	•	•			•
Supplemental life insurance policy premiums	•	•			•
Supplemental disability insurance policy premiums		•
Relocation benefits and reimbursements for certain housing costs				128,868
Tax reimbursements (“gross ups”) on relocation benefits				57,062
Severance payments accrued		298,800	▪
Post-employment medical benefits		15,084	▪
Estimated tax reimbursements (“gross ups”) on post-employment medical benefits		9,782	▪
Outplacement assistance		12,500	▪
Business club dues	•
Professional association dues	•
Health club dues	•				•
Minimum payments due under consulting agreement		75,000	t

•	denotes an item provided at an aggregate incremental cost to us of less than $10,000.

▲	denotes an item provided at an aggregate incremental cost to us of less than $25,000.

▪	denotes amounts due to Mr. Pietrafitta, or due to be paid for his benefit, under the separation agreement entered into by CSS and Mr. Pietrafitta in connection with his resignation on March 30, 2010. For further information, see the description of this separation agreement on page 40.

t	denotes minimum payments due to Mr. Pietrafitta under the terms of a consulting agreement entered into by CSS and Mr. Pietrafitta in April 2010. For further information, see the description of this consulting agreement on page 40.

(7)	Mr. Pietrafitta resigned as our Vice President-Finance and Chief Financial Officer on March 30, 2010.

(8)	Mr. Paccapaniccia commenced employment as our Vice President-Finance and Chief Financial Officer on March 31, 2010, the last day of our 2010 fiscal year.

(9)	Mr. Shea resigned as President of our Berwick Offray and Cleo businesses on June 1, 2010.

Employment Agreements

Christopher J. Munyan.  CSS and Mr. Munyan are parties to an employment agreement dated May 12, 2006, and amendments to that agreement dated September 5, 2008 and December 29, 2008. As amended, this agreement provides for: (i) an employment term as president and chief executive officer of CSS that presently extends until June 30, 2012; (ii) automatic renewal of such employment term for a three-year term effective July 1 of each year, unless either CSS or Mr. Munyan elects to prevent such renewal by providing written notice of non-renewal to the other party by at least ninety (90) days prior to July 1 of each year; and (iii) severance payments and medical benefits to be provided to Mr. Munyan under certain conditions. For information on the amount and timing of the severance payments and medical benefits available to Mr. Munyan, see the discussion under “Severance Agreements” beginning on page 39. By operation of the automatic renewal provision described above, on July 1, 2010 the term of this agreement will automatically be extended until June 30, 2013. The Human Resources Committee determines the amount of Mr. Munyan’s annual base salary, his available award amount under our MIP and the form and amount of his long-term incentive compensation grants.

Vincent A. Paccapaniccia.  CSS and Mr. Paccapaniccia are parties to an employment agreement dated March 25, 2010. This agreement provides for: (i) an employment term that extends until March 31, 2013; (ii) a starting annual base salary of $320,000, with consideration for an increase in such base salary annually in connection with a performance review; (iii) participation in our management incentive program (beginning with our 2011 fiscal year) with a target incentive compensation opportunity amount equal to 80% of Mr. Paccapaniccia’s then-current annual base salary (with a minimum payout of $40,000 for our 2011 fiscal year); and (iv) a future management recommendation to the Human Resources Committee for a grant to Mr. Paccapaniccia of a stock option to acquire 10,000 shares of our common stock and for a grant to Mr. Paccapaniccia of a time-vested stock bonus award of 10,000 restricted stock units (vesting incrementally on the third, fourth and fifth anniversaries of the grant date), subject to the provisions of the 2004 Stock Plan. The agreement provides for severance payments and medical benefits to be provided to Mr. Paccapaniccia under certain conditions. For information on the amount and timing of the severance payments available under the agreement, see the discussion under “Severance Agreements” beginning on page 39.

Paul Quick.  Paper Magic and Mr. Quick are parties to an employment agreement dated July 25, 2008, and an amendment to that agreement dated May 27, 2009. As amended, this agreement provides for: (i) an employment term that extends until September 7, 2011 (ii) a starting annual base salary of $300,000, with consideration for an increase in such base salary annually in connection with a performance review; (iii) participation in our management incentive program with a target incentive compensation opportunity amount equal to 80% of Mr. Quick’s then-current annual base salary; (iv) a management recommendation to the Human Resources Committee for a grant to Mr. Quick of a stock option to acquire 10,000 shares of our common stock, subject to the provisions of the 2004 Stock Plan; (v) relocation benefits of up to $150,000, inclusive of tax reimbursements (“gross ups”), subject to our relocation policy; (vi) reimbursement for certain housing expenses of up to $86,800 in the aggregate. The agreement provides for severance payments to be provided to Mr. Quick under certain conditions. For information on the amount and timing of the severance payments available under the agreement, see the discussion under “Severance Agreements” beginning on page 39.

Grants of Plan-Based Awards — Fiscal 2010

The following table provides information regarding plan-based awards granted in fiscal 2010 to the executives named in the Summary Compensation Table. Mr. Paccapaniccia does not appear in the table below because he did not receive any plan-based awards for fiscal 2010, given that he commenced employment with us on the last day of our 2010 fiscal year.

					All Other
				All Other	Option
		Estimated Possible		Stock	Awards:		Grant Date
		Payouts Under Non-		Awards;	Number of	Exercise or	Fair Value of
		Equity Incentive Plan		Number of	Securities	Base Price	Stock and
		Awards(1)		Shares of	Underlying	of Option	Option
		Target	Max.	Stock	Options	Awards(3)	Awards(4)
Name	Grant Date	($)	($)	or Units(2)	(#)	($/Sh)	($)

Christopher J. Munyan	—	525,000	1,050,000	—	—	—	—
	5/27/09	—	—	13,050	—	—	220,023
	5/27/09	—	—	—	24,360	20.68	187,950
Clifford E. Pietrafitta	—	239,040	478,080	—	—	—	—
	5/27/09	—	—	6,525	—	—	110,012
	5/27/09	—	—	—	12,180	20.68	93,975
Paul Quick	—	240,000	480,000	—	—	—	—
	5/27/09	—	—	3,480	—	—	58,673
	5/27/09	—	—	—	6,960	20.68	53,700
William G. Kiesling	—	240,400	480,800	—	—	—	—
	5/27/09	—		6,525	—	—	110,012
	5/27/09	—	—	—	12,180	20.68	93,975
Scott M. Shea	—	248,640	497,280	—	—	—	—
	5/27/09	—	—	3,480	—	—	58,673
	5/27/09	—	—	—	6,960	20.68	53,700

(1)	These columns reflect the target and maximum payouts for grants made under our MIP for fiscal 2010. There were no payouts under these grants, other than to Mr. Quick. Payout information appears in the Summary Compensation Table under “Non-equity Incentive Plan Compensation”. Payouts were conditioned on achievement of certain performance goals during fiscal 2010. For further information on these performance goals and the methodology for determining payouts, see the discussion under “Annual Incentive Compensation” beginning on page 21.

(2)	Reflects stock bonus awards of time-vested RSUs granted under our 2004 Stock Plan. Upon satisfaction of a service-based vesting condition, each RSU will vest and be redeemed automatically for one share of CSS common stock. These RSUs will vest and be redeemed to the extent of fifty percent of the underlying shares on each of the third and fourth anniversaries of the grant date.

(3)	The stock option awards reflected in the table above were granted under our 2004 Stock Plan, have a seven-year term and vest as to twenty-five percent of the underlying shares on each of the first four anniversaries of the grant date. The exercise price reflects the closing market price on the trading day immediately preceding the grant date, as provided in our 2004 Stock Plan.

(4)	Reflects the grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 using the assumptions described in Note 6 to CSS’ consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

On May 25, 2010, the Human Resources Committee granted equity compensation awards under our 2004 Stock Plan to our named executive officers other than Messrs. Pietrafitta and Shea in the form of stock options and stock bonus awards of time-vested RSUs as follows:

	Shares Underlying	Shares Underlying
	Stock Option	Time-Vested RSU
Executive	Grants (#)	Grants (#)

Christopher J. Munyan	40,000	18,000
Vincent A. Paccapaniccia	10,000	10,000
Paul Quick	14,000	7,000
William G. Kiesling	18,000	8,500

The stock options shown in the table above have an exercise price of $19.28 per share, which was the closing price per share of CSS common stock on the NYSE on the trading day immediately preceding the grant date. These stock options have a seven-year term and vest and become exercisable as to 25% of the shares underlying each grant on each of the first, second, third and fourth anniversaries of the grant date. Each time-vested RSU constitutes a phantom right and will automatically be redeemed for one share of CSS common stock upon vesting. The RSUs granted to Messrs. Munyan, Quick and Kiesling vest in increments of 50% of the underlying shares on each of the third and fourth anniversaries of the grant date. The RSUs granted to Mr. Paccapaniccia vest as to 25% of the underlying shares on each of the third and fourth anniversaries of the grant date, and as to the remaining 50% of the underlying shares on the fifth anniversary of the grant date. Vesting and redemption are conditioned upon satisfaction of a vesting condition providing that an executive must continue to be employed by us on the applicable vesting date in order to receive the shares of CSS common stock that vest on that date.

Outstanding Equity Awards at Fiscal Year End — March 31, 2010

The table below provides information regarding unexercised options, stock awards that have not vested, and equity incentive plan awards held as of March 31, 2010 by the executive officers named in the Summary Compensation Table. Mr. Paccapaniccia does not appear in the table below because he did not hold any such awards as of March 31, 2010.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan Awards:
							Incentive	Market or
							Plan Awards:	Payout
						Market	Number of	Value of
	Number of	Number of			Number	Value of	Unearned	Unearned
	Securities	Securities			of Shares	Shares or	Shares,	Shares,
	Underlying	Underlying			or Units	Units of	Units or	Units or
	Unexercised	Unexercised	Option		of Stock	Stock	Other Rights	Other Rights
	Options	Options	Exercise	Option	that have	that have	that have	that have
	(#)	(#)	Price	Expiration	Not Vested(2)	Not Vested(3)	Not Vested(4)	Not Vested(5)
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)	(#)	($)

Christopher J. Munyan	2,625	—	23.83	4/24/2013	—	—	—	—
	11,500	—	33.20	4/21/2010	—	—	—	—
	15,000	—	35.98	10/25/2010	—	—	—	—
	7,500	2,500	30.73	4/19/2011	—	—	—	—
	75,000	25,000	27.60	5/12/2011	—	—	—	—
	12,500	12,500	35.23	5/25/2012	—	—	—	—
	3,500	10,500	27.57	6/03/2015	—	—	—	—
	24,360	—	20.68	5/27/2016	—	—	—	—
	—	—	—	—	13,050	262,305	—	—
	—	—	—	—	—	—	2,475	49,748

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan Awards:
							Incentive	Market or
							Plan Awards:	Payout
						Market	Number of	Value of
	Number of	Number of			Number	Value of	Unearned	Unearned
	Securities	Securities			of Shares	Shares or	Shares,	Shares,
	Underlying	Underlying			or Units	Units of	Units or	Units or
	Unexercised	Unexercised	Option		of Stock	Stock	Other Rights	Other Rights
	Options	Options	Exercise	Option	that have	that have	that have	that have
	(#)	(#)	Price	Expiration	Not Vested(2)	Not Vested(3)	Not Vested(4)	Not Vested(5)
Name	Exercisable	Unexercisable(1)	($)	Date	(#)	($)	(#)	($)

Clifford E. Pietrafitta	8,700	—	23.83	6/28/2010	—	—	—	—
	9,600	—	33.20	4/21/2010	—	—	—	—
	8,100	—	30.73	6/28/2010	—	—	—	—
	7,000	—	35.23	6/28/2010	—	—	—	—
	1,750	—	27.57	6/28/2010	—	—	—	—
Paul Quick	2,500	7,500	16.62	10/29/2015	—	—	—	—
	—	6,960	20.68	5/27/2016	—	—	—	—
	—	—	—	—	3,480	69,948	—	—
William G. Kiesling	20,000	—	36.60	7/28/2010	—	—	—	—
	5,175	1,725	30.73	4/19/2011	—	—	—	—
	7,000	7,000	35.23	5/25/2012	—	—	—	—
	1,750	5,250	27.57	6/03/2015	—	—	—	—
	—	12,180	20.68	5/27/2016	—	—	—	—
	—	—	—	—	6,525	131,153	—	—
	—	—	—	—	—	—	1,237	24,864
Scott M. Shea(6)	12,900	—	16.70	2/5/2012	—	—	—	—
	7,050	—	23.83	4/24/2013	—	—	—	—
	7,700	—	33.20	4/21/2010	—	—	—	—
	8,000	—	35.98	10/25/2010	—	—	—	—
	6,750	2,250	30.73	4/19/2011	—	—	—	—
	7,500	7,500	35.23	5/25/2012	—	—	—	—
	1,500	4,500	27.57	6/03/2015	—	—	—	—
	—	6,960	20.68	5/27/2016	—	—	—	—
	—	—	—	—	3,480	69,948	—	—
	—	—	—	—	—	—	990	19,899

(1)	Options unexercisable as of March 31, 2010 vest and become exercisable as follows, assuming no termination of employment occurs prior to the vesting dates indicated:

		Percentage of
		Underlying Shares in
Option Expiration Date	Balances Vest in Equal Installments on	Each Installment

April 19, 2011	April 19, 2010	100%
May 12, 2011	May 12, 2010	100%
May 25, 2012	May 25, 2010 and 2011	50%
June 3, 2015	June 3, 2010, 2011 and 2012	33 1/3%
October 29, 2015	October 29, 2010, 2011 and 2012	33 1/3%
May 27, 2016	May 27, 2010, 2011, 2012 and 2013	25%

(2)	Reflects shares underlying time-vested RSUs granted under our 2004 Stock Plan. Subject to the satisfaction of a service-based vesting condition, these awards vest and will be redeemed automatically to the extent of 50% of the underlying shares on each of May 27, 2012 and May 27, 2013.

(3)	Market value determined by multiplying: (a) the March 31, 2010 closing market price of CSS common stock on the NYSE of $20.10 per share, by (b) the number of shares underlying time-vested RSU grants that have not vested.

(4)	Reflects the number of shares of CSS common stock that would be paid out under performance-vested RSUs granted on June 3, 2008 if performance goals were achieved at the threshold level. Any shares earned would be subject to satisfaction of a service-based vesting condition until June 3, 2011. There have been no payouts under these awards, and no payouts are anticipated.

(5)	Market value determined by multiplying: (a) the March 31, 2010 closing market price of CSS common stock on the NYSE of $20.10 per share, by (b) the number of unearned shares underlying performance-vested RSU grants that have not vested.

(6)	On June 11, 2010, Mr. Shea’s last date of employment with us, Mr. Shea exercised a portion of the option awards shown in the table. On that date, he exercised options to purchase 12,900 shares of CSS common stock at an exercise price of $16.70 per share. Mr. Shea’s other option awards shown in the table expired unexercised on either April 21, 2010 or June 11, 2010. Mr. Shea’s stock awards shown in the table above are no longer eligible for vesting or redemption, due to Mr. Shea’s resignation.

Option Exercises and Stock Vested — Fiscal 2010

No stock awards held by our named executives vested during fiscal 2010. The table below provides information on exercises of stock options during our fiscal year ended March 31, 2010 by the executives named in the Summary Compensation Table.

Option Awards
Number of
	Shares Acquired	Value Realized
	on Exercise	on Exercise(2)
Name(1)	(#)	($)

Clifford E. Pietrafitta	53,251	309,525

(1)	No named executive other than Mr. Pietrafitta exercised options during fiscal 2010.

(2)	Value realized on exercise is equal to the difference between the market price of the shares acquired on the date of exercise and the option exercise price for the acquired shares.

Nonqualified Deferred Compensation — Fiscal 2010

We maintain a SERP that provides benefits for executives to the extent that their compensation cannot be taken into account when we make profit sharing contributions under our tax-qualified 401(k) and profit sharing plans. Annual compensation in excess of a limit imposed under Section 401(a)(17)(A) of the Code (the “Contribution Limit”) must be disregarded for purposes of such profit sharing contributions. The Contribution Limit was $245,000 in 2009 and 2010.

Under the SERP, if we make a profit sharing contribution under our tax qualified plans, we will also credit an executive’s account under the SERP if the executive’s compensation for the applicable plan year exceeds the then-applicable Contribution Limit. The amount of the credit is a formulaically-determined percentage (the “SERP Contribution Percentage Amount”) of the amount by which the executive’s compensation exceeds the Contribution Limit. Under the formula, the SERP Contribution Percentage Amount is equal to or less than two times the percentage amount used to determine the corresponding profit sharing contribution under our tax qualified plans.

Additionally, irrespective of whether a profit sharing contribution is made under a tax-qualified plan for a plan year, the Human Resources Committee has discretionary authority under the SERP to credit an executive’s account under the SERP for that plan year (“Discretionary Contributions”). Discretionary Contributions, if made, are equal to a percentage amount determined by the Human Resources Committee multiplied by the amount by which the executive’s compensation exceeds the Contribution Limit for the applicable plan year.

Participant accounts under the SERP are adjusted by the investment performance of investment benchmarks selected by the participant. Participants may select from one of four notional investments. SERP participants may change their selected investment benchmarks with whatever frequency may be determined by the Human Resources Committee. Listed below are the four available alternatives on which the notional investments are based and the rate of return for each investment alternative for the twelve months ended March 31, 2010:

Investment Benchmark	Rate of Return

Vanguard Prime Money Market Investor Shares	0.21%
Vanguard Total Stock Market Index Investor Shares	52.82%
Vanguard Life Strategy Growth Fund	44.73%
Vanguard Life Strategy Moderate Growth Fund	34.79%

Amounts credited to participant accounts under the SERP represent an unsecured debt of CSS or of a subsidiary of CSS participating in the SERP. Discretionary Contributions become fully vested upon the making of such contributions. All other amounts credited to the account of a participant and the earnings thereon vest incrementally beginning upon a participant’s completion of two years of service with us, and become fully vested upon completion of six years of service with us. Vesting is accelerated if a participant reaches age 65 or upon the participant’s death or disability. Generally, vested balances under the SERP become payable in a lump sum within 60 days following termination of a participant’s employment with CSS and its affiliates. If the participant is a “specified employee” under Section 409A of the Code, vested balances will be distributed within sixty days after the beginning of the seventh month following such participant’s termination of employment.

The table that follows provides information with respect to the accounts that we maintain under the SERP for the executive officers shown in the Summary Compensation Table, other than Mr. Paccapaniccia, who was not eligible to participate in the SERP during fiscal 2010, and Mr. Quick, who does not have a SERP account because no SERP contributions were made subsequent to the date that he became eligible to participate in the SERP. During fiscal 2010, there were no executive or registrant contributions to accounts maintained under the SERP, and there were no withdrawals by or distributions to any of our named executives during that period. Other than the SERP, we do not maintain any plans that provide for the deferral of compensation on a non-tax-qualified basis.

		Aggregate
	Aggregate	Balance
	Earnings in	at
	Last FY(1)	Last FYE(2)
Name	($)	($)

Christopher J. Munyan	45,233	141,695
Clifford E. Pietrafitta	40,368	130,610
William G. Kiesling	3,418	9,886
Scott M. Shea	21,396	82,884

(1)	The amounts reported under “Aggregate Earnings in Last FY” are also reported in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”

(2)	All amounts in this column were fully vested as of March 31, 2010, except that only 60% of the amount shown for Mr. Kiesling was vested as of such date. The amounts in this column include amounts that were disclosed as compensation in our Summary Compensation Tables for previous years. However, due to negative investment performance in certain years, the amounts in this column are in some instances less than the sum of the amounts that were included as compensation in our Summary Compensation Tables for previous years. Disregarding such negative investment performance, the amounts in this column are inclusive of the following amounts included as compensation in our Summary Compensation Tables for previous years: Mr. Munyan — $65,203; Mr. Pietrafitta — $97,478; Mr. Kiesling — $10,416; and Mr. Shea — $28,021.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In this section, we describe payments and benefits that would be provided to our named executive officers upon several events of termination or upon a change of control, assuming that the relevant event occurred on March 31, 2010 (except as otherwise noted). The information in this section does not include:

•	benefits generally provided to all salaried employees;

•	provisions under CSS’ 1994 Stock Plan and 2004 Stock Plan allowing an option holder to exercise within 90 or 180 days after his or her last day of employment those stock options that were exercisable as of his or her last day of employment, other than in the case of termination for cause or voluntary resignation; and

•	benefits that would be provided upon death or disability under supplemental life and/or disability insurance policies paid for by CSS for the benefit of our named executive officers.

With respect to insurance policies purchased for the benefit of our named executive officers, premiums paid by CSS for such policies are included in the amounts shown in the “All Other Compensation” column of the Summary Compensation Table.

Severance Agreements

Christopher J. Munyan.  Our employment agreement with Mr. Munyan provides that we will pay a severance benefit to him if we terminate his employment other than for cause at any time prior to the end of his then-current employment term under such agreement (presently June 30, 2012, extending to June 30, 2013 effective July 1, 2010 under an automatic renewal provision). The severance benefit consists of continuation of payments to Mr. Munyan for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until eighteen months after the termination date or until the end of the then-current employment term under the employment agreement, whichever is later. Payments would be made in installments in accordance with our normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by Mr. Munyan or accrued for his benefit for his services during the period that he is otherwise entitled to receive these payments. The agreement also provides that CSS will pay a portion of the premiums for Mr. Munyan’s participation in the CSS-sponsored medical insurance program (on the same basis that CSS then pays a portion of the premiums for its active employees participating in the program) for the period of time that he remains entitled to receive severance payments. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Munyan extending until one year after his last day of employment. Our obligation to provide severance payments and medical benefits to Mr. Munyan is conditioned upon his execution and delivery of a release of claims in favor of CSS and its affiliates.

Vincent A. Paccapaniccia.  Our employment agreement with Mr. Paccapaniccia provides that we will pay a severance benefit to him if we terminate his employment other than for cause at any time prior to March 31, 2013. The severance benefit consists of a continuation of payments to Mr. Paccapaniccia for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until eighteen months after the termination date or until March 31, 2013, whichever is later. Payments would be made in installments in accordance with our normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by Mr. Paccapaniccia or accrued for his benefit for his services during the period that he is otherwise entitled to receive these payments. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Paccapaniccia extending until one year after his last day of employment. Our obligation to provide severance payments to Mr. Paccapaniccia is conditioned upon his execution and delivery of a release of claims in favor of CSS and its affiliates.

Paul Quick.  Paper Magic’s employment agreement with Mr. Quick provides that Paper Magic will pay a severance benefit to him if Paper Magic terminates his employment other than for cause at any time prior to September 7, 2011. The severance benefit consists of a continuation of payments to Mr. Quick for a period of months following any such termination. The amount paid each month would be equal to one-twelfth of his then-current annual base salary, and the payments would continue until twelve months after the termination date or until September 7, 2011, whichever is later. Payments would be made in installments in accordance with Paper Magic’s normal payroll cycle for active employees. Commencement of these payments will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. These payments will be reduced by any applicable tax withholdings and payroll deductions, and amounts payable following the one-year anniversary of his termination date will be reduced by and to the extent of any earnings and other compensation received by Mr. Quick or accrued for his benefit for his services during the period that he is otherwise entitled to receive these payments. The employment agreement also contains post-termination non-competition and non-solicitation obligations on the part of Mr. Quick extending until one year after his last day of employment. Paper Magic’s obligation to provide severance payments to Mr. Quick is conditioned upon his execution and delivery of a release of claims in favor of Paper Magic, CSS and their affiliates.

Clifford E. Pietrafitta.  Mr. Pietrafitta’s employment as our Vice President-Finance and Chief Financial Officer terminated on March 30, 2010. In connection with the termination of his employment, and in accordance with the terms of our Severance Pay Plan for Senior Management, we entered into a separation agreement with him, under which we provide a severance benefit, medical benefits and outplacement services. The severance benefit consists of a continuation of payments to Mr. Pietrafitta for twelve months. The aggregate amount of these payments is $298,800 (equal to his fiscal 2010 annual base salary) and they are payable in installments in accordance with our normal payroll cycle for active employees. These payments are reduced by any applicable tax withholdings and payroll deductions. Under the agreement, we reimburse Mr. Pietrafitta for a portion of the medical insurance premiums he pays for his post-employment participation in the CSS-sponsored medical insurance program. These medical benefits are available to Mr. Pietrafitta for up to twelve months, and the reimbursements are paid on the same basis that CSS pays a portion of the medical insurance premiums for its active employees participating in the program. We also provide tax “gross-up” payments to Mr. Pietrafitta to reimburse him for income and payroll taxes incurred by him on the medical benefits, and we pay for the cost of certain outplacement services provided to Mr. Pietrafitta by an outplacement services firm. As required as a condition to receiving benefits under the separation agreement, Mr. Pietrafitta has executed and delivered a release of claims in favor of CSS and its affiliates.

We also entered into a consulting agreement with Mr. Pietrafitta under which he may provide consulting services if requested by us during the term of that agreement, which extends from April 1, 2010 until June 30, 2011. Under the agreement, Mr. Pietrafitta is to be compensated an effective rate of $1,600 per day to the extent that any such services are requested by us and performed by him. We are obligated to pay a minimum sum of $75,000 to Mr. Pietrafitta under the consulting agreement. The minimum sum is payable in three installments of $25,000 on each of April 30, 2011, May 30, 2011 and June 30, 2011, except that, each such payment will be offset and reduced by: (a) payments made or owed by us for consulting services provided under such agreement during the month in which an installment is due and (b) any earnings or other compensation received by Mr. Pietrafitta or accrued for his benefit for his services during such period.

Amounts due to Mr. Pietrafitta under the separation agreement and the consulting agreement described above are included in the Summary Compensation Table under “All Other Compensation”.

Severance Pay Plan for Senior Management (“SPP”)

Members of the senior management of CSS and its subsidiaries may be eligible to receive severance payments and medical benefits under the SPP. Under the SPP, an eligible executive may receive severance payments and medical benefits if his or her employment is terminated by CSS or a CSS subsidiary that participates in the SPP (CSS and such participating subsidiaries are each referred to in this discussion as an “Employer”) unless such termination is “for cause” or due to the death or disability of the executive.

Under the SPP, any of the following may be a basis for termination “for cause”: violation of the Employer’s policies; insubordination; abuse of other employees; theft; dishonesty; criminal acts; wilful neglect of job responsibilities; significantly deficient job performance that reflects a willful failure to follow the Employer’s communications regarding a required performance improvement; committing acts detrimental to the Employer, its affiliates, its employees or its customers; or engaging in a business or activity which is the same as, similar to, or competitive with that engaged in or developed for later implementation by the Employer.

Additionally, the SPP provides that unless otherwise determined by the Human Resources Committee, an executive would not be eligible to receive severance payments or medical benefits if: the executive voluntarily resigns or retires; the Employer discovers following the executive’s last date of employment that the executive engaged in conduct during or after the executive’s last date of employment that would support termination for cause; the executive’s employment is terminated after the executive was offered and refused to accept a comparable job (as defined in the SPP); or the executive qualifies for severance pay under an individual employment contract that exceeds the severance pay available to the executive under the SPP.

Under the SPP, if an eligible executive’s employment is terminated other than for cause or due to his or her death or disability, in the absence of any contrary determination by the Human Resources Committee, the executive will be eligible to receive severance payments based on his or her years of continuous service with CSS or any other Employer, in accordance with the following formula:

Years of Continuous Service	Number of Weeks of Severance Pay

0 up to 2 years	26
Over 2 years up to 5 years	39
Over 5 years	52 (the maximum allowance)

All severance payments under the SPP are paid in installments over the period of time reflected in the table above and according to the Employer’s normal payroll schedule. In order to receive severance payments under the SPP, an executive must execute and deliver a release of claims in favor of CSS and its affiliates. Severance payments under the SPP are determined based on the executive’s weekly rate of salary in effect on his or her last date of employment. Severance payments under the SPP are subject to all applicable federal, state and local tax withholding requirements.

Medical benefits under the SPP are available to an executive who both qualifies for severance payments under the SPP and elects health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Medical benefits under the SPP consist of reimbursement for up to 12 months of medical insurance premiums (less normal employee premium contributions) paid by the executive for post-employment participation in company-sponsored medical insurance programs. The SPP also provides a tax gross-up payment equal to the income and payroll taxes the executive incurs solely with respect to such medical insurance premium reimbursements.

The table below shows the amount of severance payments and medical benefits that would have been provided to each named executive officer if: that executive’s employment had been terminated (other than for cause or due to death or disability) on March 31, 2010, the executive otherwise satisfied all conditions precedent to the receipt of severance payments and medical benefits and, in the case of benefits provided under the SPP, the Human Resources Committee did not make a determination to increase or reduce the benefits otherwise provided for in the SPP. Mr. Pietrafitta does not appear in the table because he was not an employee on March 31, 2010.

			Estimated Tax
			Gross-ups on
	Severance Payments	Medical Benefits	Medical Benefits
Name	($)	($)	($)

Christopher J. Munyan(1)	1,181,250	33,939	—
Vincent A. Paccapaniccia(2)	960,000	—	—
Paul Quick(3)	432,692	—	—
William G. Kiesling(4)	225,375	11,313	7,334
Scott M. Shea(4)	310,800	14,688	8,553

(1)	Reflects aggregate severance payments and medical benefits that would have been provided to Mr. Munyan in installments over the course of 27 months under his employment agreement, assuming that Mr. Munyan would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from March 31, 2011 to June 30, 2012. The severance payments otherwise payable during that period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 39 under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Munyan would not have received severance payments or medical benefits under the SPP.

(2)	Reflects aggregate severance payments that would have been provided to Mr. Paccapaniccia in installments over the course of 36 months under his employment agreement, assuming that Mr. Paccapaniccia would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from March 31, 2011 to March 31, 2013. The severance payments otherwise payable during that period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 39 under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Paccapaniccia would not have received severance payments or medical benefits under the SPP.

(3)	Reflects aggregate severance payments that would have been provided to Mr. Quick in installments for the period from April 1, 2010 until September 7, 2011 under his employment agreement, assuming that Mr. Quick would not receive, or have accrued for his benefit, any earnings or compensation for his services as an employee or independent contractor during the period from March 31, 2011 to September 7, 2011. The severance payments otherwise payable during that period would be reduced by and to the extent of any such earnings or compensation. The conditions applicable to such severance payments and the timing for such payments are described on page 40 under “Severance Agreements”. Because his employment agreement provides for severance pay in excess of the severance pay that would otherwise be provided under the SPP, Mr. Quick would not have received severance payments or medical benefits under the SPP.

(4)	Reflects aggregate severance payments and medical benefits that would have been provided under the SPP.

Change of Control

Change of Control Severance Pay Plan for Executive Management

Our named executive officers may be eligible to receive benefits under our Change of Control Severance Pay Plan for Executive Management (the “COC Plan”). Under the COC Plan, eligible executives may receive severance pay and medical benefits if: (a) a change of control occurs, and (b) upon or within two years after the change of control event, (i) the executive’s employment is terminated for any reason other than “for cause,” or (ii) the executive terminates his or her employment for “good reason”. Under the COC Plan:

•	A “change of control” occurs upon: the sale or other disposition of all or substantially all of the assets of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, do not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

•	The following constitute grounds for termination “for cause”: (i) conviction of a felony; (ii) willful and gross neglect of job responsibilities; (iii) willful misconduct in connection with performing job responsibilities resulting in material damage to CSS; or (iv) willful failure to substantially perform duties (not due to physical or mental illness).

•	An executive may terminate his or her employment for “good reason” based upon the occurrence of any of the following upon, or within two years after, a change of control event: (i) material diminution of authority, duties, responsibilities or base compensation of the executive or the supervisor to whom the executive is required to report; or (ii) material change in the geographic location at which the executive must provide services.

An executive may receive benefits under the COC Plan only if the conditions described above are satisfied, and the executive signs and delivers a release of claims that includes non-competition and non-solicitation covenants. An executive is not eligible to receive benefits under the COC Plan if: (i) he or she has an employment contract providing for severance payments in excess of those that he or she would be eligible to receive under the COC Plan, or (ii) he or she elects to receive severance benefits under another severance pay plan.

Severance pay available under the COC Plan is equal to: (a) a multiple of the executive’s “adjusted compensation” plus (b) a pro-rata portion (based on the executive’s period of employment during the fiscal year in which his or her employment terminates) of the incentive compensation that the executive would have earned at the “target” opportunity level under our MIP for the fiscal year in which the executive’s employment terminates. An executive’s adjusted compensation is equal to the executive’s annual base salary as of his or her last date of employment, plus his or her average annual bonus during the three fiscal years prior to the fiscal year in which the executive’s employment terminates. Severance payments available under the COC Plan are equal to 2 times adjusted compensation for our chief executive officer and 1.5 times adjusted compensation for all other executives eligible to receive benefits under the COC Plan. Under the COC Plan, severance pay will be paid in a cash lump sum payment within sixty days after an executive’s qualifying termination event, except that severance pay will be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

Medical benefits are available under the COC Plan if an executive entitled to receive severance pay under the COC Plan elects health care continuation coverage under COBRA. Available medical benefits consist of reimbursement for a period of up to 18 months of a portion of the monthly COBRA premiums paid by him or her, and a tax gross-up payment equal to the income and payroll taxes he or she incurs solely with respect to such COBRA premium reimbursements. Monthly COBRA premiums are reimbursed on the same basis that we then pay a portion of the insurance premiums for active employees participating in our medical insurance programs. Reimbursements related to COBRA premiums and the tax gross-up payments thereon will be paid on a monthly basis under the COC Plan.

Change of Control Provisions under the 1994 Stock Plan and the 2004 Stock Plan

All otherwise unexercisable stock options outstanding under the 1994 Stock Plan and the 2004 Stock Plan become exercisable upon the occurrence of certain change of control events specified in the respective plan documents, unless the Human Resources Committee determines otherwise. In addition, under the 2004 Stock Plan all restrictions and conditions on outstanding stock bonus awards (including stock bonus awards of time-vested and performance-vested RSUs) immediately lapse upon the occurrence of a change of control (as defined in the 2004 Stock Plan), unless the Human Resources Committee determines otherwise.

Events constituting a change of control under the 1994 Stock Plan and the 2004 Stock Plan are generally as follows:

•	Under the 1994 Stock Plan: the sale or exchange of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; or a merger or consolidation involving CSS and another corporation; and

•	Under the 2004 Stock Plan: the sale or other disposition of all or substantially all of the assets of CSS; the dissolution or liquidation of CSS; a merger or consolidation of CSS with another corporation where the stockholders of CSS, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares having more than 50% of the voting power for the election of directors; or the possession by any person that was not a CSS stockholder on August 4, 2004, the effective date of the 2004 Stock Plan, of more than 50% of the voting power of CSS’ outstanding securities, other than as a result of: (i) the death of a stockholder, or (ii) a transaction in which CSS becomes a subsidiary of another corporation in which the stockholders of CSS immediately prior to the transaction, hold, immediately after the transaction, more than 50% of the voting power to elect the directors of such other corporation.

All outstanding, unexercisable stock options held by our named executives as of March 31, 2010 were issued under the 1994 Stock Plan or the 2004 Stock Plan. Likewise, all outstanding stock bonus awards of time-vested and performance-vested RSU’s held by our named executives as of March 31, 2010 were issued under the 2004 Stock Plan. These awards are summarized on page 35 under “Outstanding Equity Awards at Fiscal Year End — March 31, 2010”.

Summary of Payments and Benefits In Connection with a Change of Control

The table that follows shows the following with regard to each of our named executives as of March 31, 2010 (other than Mr. Pietrafitta who was not an employee on that date): (a) the severance pay, medical benefits and tax gross-up payments that the executive would be entitled to receive if the executive’s employment was terminated on such date under circumstances qualifying the executive to receive benefits under the COC Plan; (b) the value associated with the executive’s otherwise unexercisable stock options becoming exercisable based on the occurrence on such date of an event constituting a change of control under both the 1994 Stock Plan and the 2004 Stock Plan; and (c) the value associated with the lapsing of restrictions on the executive’s outstanding stock bonus awards of restricted stock units based on the occurrence on such date of an event constituting a change of control under both the 2004 Stock Plan:

				COC Provisions of 1994
				Stock Plan and 2004
				Stock Plan
				Value of Stock
	COC Plan			Options that Would	Value of RSUs as to
			Estimated Tax	Become Exercisable	which Restrictions
			Gross-ups on	on a	Would Lapse on a
	Severance	Medical	Medical Benefits	COC(1)	COC(2)
Name	Pay ($)	Benefits ($)	($)	($)	($)

Christopher J. Munyan	1,964,300	22,626	14,673	—	413,055
Vincent A. Paccapaniccia(3)	480,000	—	—	—	—
Paul Quick	690,000	20,268	11,791	26,100	69,948
William G. Kiesling	817,984	22,626	14,674	—	206,528
Scott M. Shea	841,029	22,032	12,829	—	130,248

(1)	Reflects the number of shares underlying options that would become exercisable multiplied by the difference between the March 31, 2010 closing price per share of CSS common stock on the NYSE of $20.10 and the stock option exercise price. For Messrs. Munyan, Kiesling and Shea, all applicable options had an exercise price of greater than $20.10 per share. Mr. Paccapaniccia did not hold any stock options as of March 31, 2010.

(2)	Reflects the number of shares underlying RSUs as to which restrictions would lapse multiplied by the March 31, 2010 closing price per share of CSS common stock on the NYSE of $20.10.

(3)	The COC Plan columns reflect the benefits that Mr. Paccapaniccia would have been entitled to receive under the COC Plan if a change of control had occurred, and Mr. Paccapaniccia had terminated his employment for “good reason”. If a change of control had occurred and we terminated Mr. Paccapaniccia’s employment other than for cause, Mr. Paccapaniccia would not be eligible to receive benefits under the COC Plan because under such circumstances the severance benefits available under his employment agreement would be greater than those available to him under the COC Plan.

Nonqualified Supplemental Executive Retirement Plan

Vested account balances under the SERP generally are payable within 60 days following a participant’s last date of employment with CSS and its subsidiaries, except that payment will be delayed as necessary to avoid adverse consequences under Section 409A of the Code. Each named executive’s vested account balances under the SERP as of March 31, 2010 are set forth on page 37 in the table and accompanying footnotes under “Nonqualified Deferred Compensation — Fiscal 2010”. If any such executive’s employment with CSS and subsidiaries had terminated on March 31, 2010 for any reason, that executive’s vested balance under the SERP, as reflected in that table and the accompanying footnotes, would become payable to the executive within 60 days after the executive’s last day of employment, except that payment would be delayed as necessary to avoid adverse consequences under Section 409A of the Code.

DIRECTOR COMPENSATION — FISCAL 2010

Currently, each of our directors who is not a full time employee of CSS or its subsidiaries receives an annual cash fee of $30,000, as well as $1,000 in cash for attendance at each Board and Board Committee meeting and for each consultation with management or another member of the Board or with a Board or Board Committee advisor or consultant pertaining to the activities of the Board or any Board Committee of which such director is a member, except that the fee for attendance at Board or Board Committee meetings or consultations held telephonically and of not more than one hour in duration is $500.00 in cash. In addition, the chairperson of the Human Resources Committee and the Nominating and Governance Committee each receive an additional annual cash fee of $7,000, and the chairperson of the Audit Committee receives an additional annual cash fee of $12,000.

Furthermore, each non-employee director is eligible to participate in the 2006 Stock Plan. The 2006 Stock Plan provides for the automatic grant to each non-employee director, on the last day on which our common stock is traded in each November through 2010, of nonqualified stock options to purchase 4,000 shares of CSS common stock at an exercise price per share equal to the closing price per share of CSS common stock on the date the stock options are granted. Accordingly, each non-employee director received an automatic grant of stock options to purchase 4,000 shares of CSS common stock on November 30, 2009 at an exercise price of $18.55 per share. Each option granted under the 2006 Stock Plan expires five years after the date the option was granted. Twenty-five percent of the shares underlying each stock option grant become exercisable on each of the first four anniversaries of the date of grant. These installments are cumulative and exercisable during the remainder of the term of the option.

The table below provides information regarding the compensation paid to each member of our Board, other than members who are also executive officers of CSS, for the fiscal year ended March 31, 2010.

	Fees Earned	Option
	or Paid in Cash	Awards(1)	Total
Name	($)	($)	($)

Scott A. Beaumont	37,500	25,798	63,298
James H. Bromley	49,000	25,798	74,798
John J. Gavin	45,500	25,798	71,298
Leonard E. Grossman	56,000	25,798	81,798
James E. Ksansnak	45,500	25,798	71,298
Rebecca C. Matthias	47,000	25,798	72,798

(1)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted to our non-employee directors under the 2006 Stock Plan on November 30, 2009. On that date, each director was granted an option to purchase 4,000 shares of CSS common stock at an exercise price of $18.55 per share. The grant date fair value of these awards was $6.45 per underlying share. Assumptions used to determine the grant date fair value are set forth in Note 6 to CSS’ consolidated financial statements included in CSS’ Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

As of March 31, 2010, the aggregate number of shares underlying outstanding stock options held by the directors listed in the table above were as follows:

Shares Underlying
Director	Outstanding Options

Scott A. Beaumont	20,500
James H. Bromley	52,000
John J. Gavin	12,000
Leonard E. Grossman	52,000
James E. Ksansnak	34,000
Rebecca C. Matthias	34,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and beneficial owners of more than ten percent of our common stock to file reports of ownership of our securities and changes in ownership with the SEC. Based on our review of Section 16(a) filings, we believe that all filings required to be made during the fiscal year ended March 31, 2010 were made on a timely basis.

STOCKHOLDER PROPOSALS

Any stockholder proposal to be presented at the 2011 Annual Meeting of Stockholders must be received by us on or before February 22, 2011 in order to be considered for inclusion in the proxy statement relating to such meeting. If a stockholder does not seek to have a proposal included in the proxy statement, but nevertheless wishes to present a proper proposal at the 2011 Annual Meeting of Stockholders, and the proposal is received by us on or before May 9, 2011, we may in our discretion provide information in the proxy statement relating to that meeting as to the nature of the proposal and how persons named in the proxy solicited by the Board intend to exercise their discretion to vote on the matter.

BY ORDER OF THE BOARD OF DIRECTORS

CSS INDUSTRIES, INC.

By:	Michael A. Santivasci, Secretary

Philadelphia, Pennsylvania
June 22, 2010

CSS will provide to each person solicited, without charge except for exhibits, upon written request, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the SEC for the fiscal year ended March 31, 2010. Requests should be directed to CSS Industries, Inc., Attention: Corporate Secretary, 1845 Walnut Street, Suite 800, Philadelphia, Pennsylvania, 19103.

ANNUAL MEETING OF STOCKHOLDERS OF
CSS INDUSTRIES, INC.
August 3, 2010
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 3, 2010:
The notice, proxy statement and annual report are available at https://materials.proxyvote.com/125906
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
↓ Please detach along perforated line and mail in the envelope provided. ↓

■	20730000000000000000 5	080310

  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	O O O O O O O	Scott A. Beaumont James H. Bromley Jack Farber John J. Gavin James E. Ksansnak Rebecca C. Matthias Christopher J. Munyan

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES”.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of KPMG LLP as the independent registered public accounting firm for the fiscal year ending March 31, 2011.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

DIRECTIONS TO THE RITTENHOUSE HOTEL
From Philadelphia International Airport:
Exit airport following signs for 76 West. Follow signs for 76 West and follow to the 30th Street exit. At top of ramp turn right onto Chestnut and follow to 19th St. Turn right onto 19th St. to Walnut Street. Turn right onto Walnut and take an immediate left onto West Rittenhouse Sq. The Rittenhouse is on the right.
From Baltimore, Washington and Points South:
Take 1-95 North past the Philadelphia International Airport. Follow the signs for 76 West. Take 76 West to the 30th Street Exit. Make a right at first traffic signal (Chestnut Street) and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street, then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right, immediately adjacent to Holy Trinity Church.
From Southern New Jersey and Atlantic City (via The Walt Whitman Bridge):
Take the Atlantic City Expressway to Route 42 North, then to 76 West. Follow the signs for the Walt Whitman Bridge. Cross over the bridge and follow signs for 76 West to the 30th Street Station Exit. Upon exiting make a right onto Chestnut Street and follow Chestnut Street to 19th Street. Make a right onto 19th Street and follow 19th Street to Walnut Street (Rittenhouse Park will be directly ahead of you). Make a right onto Walnut Street then an immediate left onto W. Rittenhouse Square. The Rittenhouse Hotel will be on your right side immediately adjacent to Holy Trinity Church.
From Harrisburg, Hershey, Lancaster PA/Expressway:
Take the PA Turnpike East, to exit 24, Valley Forge. Take 76 East to the 30th Street Station exit. Go around the station. Turn left onto Market Street. Turn right onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.
From New York, New Jersey and Points North Via New Jersey Turnpike:
Take the New Jersey Turnpike South to Exit 4, following signs for Philadelphia and the Ben Franklin Bridge. Take 73 North, Exactly 1.4 miles, exit for Route 38 West. Take 38 West for 5.2 Miles. Follow 38 West right onto Route 30 West. Follow signs for Ben Franklin Bridge. Follow onto Vine Street/Local traffic lane. Turn left onto 19th Street. Turn right onto Walnut Street, making an immediate left onto West Rittenhouse. The Rittenhouse Hotel driveway is on the right.

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THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
CSS INDUSTRIES, INC.
     The undersigned hereby appoints Scott A. Beaumont, James H. Bromley and Rebecca C. Matthias, and each of them acting singly, proxies of the undersigned stockholder with full power of substitution to each of them, to vote all shares of Common Stock of CSS Industries, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at The Rittenhouse Hotel, 210 West Rittenhouse Square, Philadelphia, PA 19103, on Tuesday, August 3, 2010, at 9:30 a.m. (local time) and any adjournments thereof.
     This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder with respect to the Election of Directors and with respect to Proposal 2. This Proxy will be voted in the discretion of the holders of this Proxy upon such other matters as may properly come before the annual meeting or any adjournments thereof. If directions are not provided by the undersigned stockholder, this Proxy will be voted “FOR ALL NOMINEES” for election to the Board of Directors and “FOR” Proposal 2.
THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.
(Continued and to be signed on the reverse side)

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